UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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EQUITY RESIDENTIAL

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THANK
Medical
Grocery
City
JANITORIAL
All who
YOU
Staff
Workers
Employees
CREW
Stay Home

THANK
YOU
HARBOR
VIEW
HEROES

Photos (clockwise from top left):

Residents at Third Square thank the frontline workers. *(Cambridge, MA)*

Our retail partner at Prism at Park Avenue South, Tarallucci, delivers meals to NYU Langone. *(New York, NY)*

Residents at Saxton thank healthcare workers. *(Seattle, WA)*

Our Service team at 855 Brannan. *(San Francisco, CA)*

2021

Proxy Statement and Annual Meeting of Shareholders

Equity Residential

GRESB ★★★★★ 2020

Equity Residential has been recognized as a Residential-Americas-Regional Listed Development Sector Leader and Residential-Americas-Regional Development Sector Leader in 2020.

Notice of 2021 Annual Meeting of Shareholders

April 20, 2021

Dear Fellow Shareholders,

You are cordially invited to attend Equity Residential’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 17, 2021 at 8:00 a.m., Central Time, at which time shareholders of record at the close of business on March 31, 2021 will be asked to:

•	Elect twelve trustees, each to serve until our 2022 Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified;
•	Ratify our selection of Ernst & Young LLP as our independent auditor for 2021;
•	Approve our executive compensation on a non-binding, advisory basis; and
•	Consider any other business properly brought before the meeting and any postponement or adjournment thereof.

Due to the novel coronavirus pandemic, and to support the health and safety of our shareholders and employees, the Annual Meeting will be conducted completely in a virtual meeting format, via live audio webcast.  You can access the Annual Meeting at www.virtualshareholdermeeting.com/EQR2021 beginning at 7:45 a.m. Central Time using the 16-digit control number which appears on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials.  Authenticated shareholders will be able to vote and submit questions online during the meeting via the Annual Meeting website.

Your vote is very important.  Whether or not you attend the meeting, we urge you to vote as soon as possible.  Instructions on how to vote are contained in the Proxy Statement.

Our Board of Trustees values your opinion as a shareholder and appreciates your continued support of Equity Residential.

Sincerely,

Mark J. Parrell

President and Chief Executive Officer

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

i

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 22, 2021 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 17, 2021 at 8:00 a.m., Central Time.  Due to the novel coronavirus (“COVID-19”) pandemic, and to support the health and safety of our shareholders and employees, the Annual Meeting will be conducted completely in a virtual meeting format, via live audio webcast.  The Annual Meeting can be accessed by shareholders at www.virtualshareholdermeeting.com/EQR2021.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee:  Samuel Zell, Mark J. Parrell, Angela M. Aman, Raymond Bennett, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Tahsinul Zia Huque, John E. Neal, David J. Neithercut, Mark S. Shapiro and Stephen E. Sterrett.

Proposal 2:Ratification of Ernst & Young LLP as Independent Auditor for 2021

The Board recommends a vote FOR this proposal.

Proposal 3:Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

OUR PURPOSE AND COMMITMENT TO ENVIRONMENTAL,

SOCIAL AND GOVERNANCE (“ESG”) PRINCIPLES

Company Purpose

Equity Residential is committed to creating communities where people thrive.  We carry this, our corporate purpose, through our relationships with our customers, our employees, our shareholders and the communities in which we operate.  It drives our commitment to sustainability, diversity and inclusion, total well-being of our employees and being a responsible corporate citizen in the communities in which we operate, which is especially relevant when we face unprecedented challenges like the COVID-19 pandemic.

COVID-19 Impact

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic.  The duration and severity of the pandemic has impacted our residents, tenants, employees and communities in unprecedented ways, making 2020 the most challenging year in the Company’s history.  In accordance with our corporate purpose, the Company has been supporting all of our stakeholders during the pandemic by:

•	Offering an extensive outreach process for apartment residents and retail tenants financially impacted by the pandemic, including creating payment plans to assist them, among other support efforts;
•

Increasing executive outreach to employees throughout the organization, with an unprecedented number of “town hall” meetings, video calls and other forums where employees could hear current updates on the Company’s response to the pandemic and ask questions of the executive team;

•

Providing a comprehensive guide designed as a single place for employees to access information on vaccines, critical benefits and resources, including a focus on mental well-being to help employees better cope with the challenges to our work routines, our home routines and how we interact with our family, friends and community;

•	Giving employees paid time off to receive the COVID-19 vaccine;
•	Providing our corporate and off-site regional employees with the ability to work remotely during the pandemic;
•	Providing additional paid leave for employees impacted by the pandemic and in 2020 paid special bonuses to certain on-site employees in recognition of their significant efforts;
•	Distributing personal protective equipment (“PPE”) to employees and training them on proper use;

•	Successfully implementing changes to the physical layout of our properties and remaining focused on further enhancing our existing commitment to health and safety during the pandemic;
•

Utilizing technology to allow our property teams to interact remotely with current and prospective residents, including a new touchless leasing process and a service process designed to limit in-person contact during the pandemic;

•	Making donations through the Equity Residential Foundation to local food banks and groups helping the homeless in our areas of operation; and
•	Providing meals to frontline responders from our restaurant tenants.

As detailed below, our Board provided direct oversight of the Company’s response to the COVID-19 pandemic and guided management to continue serving our corporate purpose.

These challenging times brought out the best in our Company’s team, which operates an essential business that was required to remain open in order to provide housing to our approximately 150,000 residents.  We could not be prouder nor more grateful for our employees’ contributions in 2020, especially our on-site colleagues.  Their commitment to our residents, together with the leadership of our executive management team, our strong balance sheet, state of the art operating platform and opportunistic mindset, allowed us to continue executing our long-term value creation strategy.  More information on the COVID-19 pandemic’s effect on the Company in 2020, including on the Executive Compensation Program, is set forth throughout this Proxy Statement.

ESG

Consistent with our Company’s purpose and forward-thinking corporate stewardship principles, our Board is committed to the incorporation of ESG concepts in all aspects of the Company’s business.  The Board understands that ESG requires an all-inclusive approach, addressing not only the Company’s impact on the environment through a focus on resource conservation, energy efficiency and waste reduction, but also the Company’s impact to our communities, including relationships with our residents, employees and shareholders.  All members of our executive management team are evaluated and compensated on their advancement of our “Equity Values,” which includes Diversity & Inclusion (“D&I”) and other ESG initiatives, as further described below.

In 2020, the Company enhanced ESG oversight by formalizing an ESG Steering Committee and ESG Working Group.  The Company’s executive-level ESG Steering Committee oversees our ESG strategy and goals and will report directly to the Corporate Governance Committee of the Board. At the corporate level, the Company’s cross-functional ESG Working Group manages progress on our strategy and directs communications between our functional material topic owners and the ESG Steering Committee.

The Company has an outstanding track record in the annual Global Real Estate Sustainability Benchmark (“GRESB”) Survey, a globally-recognized third-party analysis of the ESG indicators of currently more than 1,200 real estate portfolios worldwide.  The Company received an overall score of 84 in GRESB’s 2020 Real Estate Assessment, the highest score in the Company’s history, and also received five (out of five) stars by GRESB for placing in the top 20% of the benchmark.  In addition, GRESB named the Company a Residential-Americas-Regional Development Sector Leader and a Residential-Americas-Regional Listed Development Sector Leader in 2020, demonstrating outstanding leadership in sustainability.  The Company has been recognized as an Industry Leader or Sector Leader by GRESB since 2013.  In addition, the Company was recognized by Newsweek as one of America’s Most Responsible Companies 2020, a list of top performing companies in corporate social responsibility matters in the U.S.

• Residential-Americas-Regional Development Sector Leader • Residential-Americas-Regional Listed Development Sector Leader

For further information on the Company’s ESG policies and goals, please see the “Sustainability” section in the Investor portion of the Company’s website at www.equityapartments.com. The “Sustainability” section of our website also contains the Company’s 2020 Environmental, Social & Governance Report, which was published following the review and approval of the Corporate Governance Committee and includes a third-party assurance statement as well as a Global Reporting Initiative (“GRI”) Content Index.  The Company enhanced transparency in our 2020 ESG Report by including Sustainability Accounting Standards Board (SASB) disclosures, aligning our targets and initiatives with the United Nations Sustainable Development Goals (SDGs), and incorporating the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) into our climate resiliency strategy and corporate transparency efforts.  The 2020 ESG Report is not part of or incorporated into this Proxy Statement.

Environmental

The Company has a dedicated in-house team that initiates and applies sustainable practices in all aspects of our business, including investment activities, development, property operations and property management activities.  Our sustainability goals help us focus efforts and drive outcomes to create a more sustainable future for all in ways that create long-term value for our shareholders.  We are especially focused on energy consumption, water consumption and greenhouse gas (“GHG”) emissions.  We invest in developing and renovating our properties, with a focus on reducing waste, energy and water use by investing in energy-saving technology, such as those for irrigation, lighting, HVAC and renewable energy, including energy-saving appliances, while positively impacting the experience of our residents and the value of our assets.

Our Building Design Standards and Guidelines serve as the platform for integrating sustainable features into new developments and renovations of existing assets.  The goal of the design standards is to provide a resource that enables our teams to create and build beautiful and resilient spaces that are functional, showcase natural materials and operate efficiently.  The success of the Company in implementing sustainable building standards is reflected through the multiple certifications, including Leadership in Energy and Environmental Design (“LEED”), National Green Building Standards and GreenPoint, that our buildings have received.

By focusing on the installation of high-efficiency fixtures and appliances in our renovation program, we help lessen the impact of our residents on the environment.  In 2019, the Company expanded the use of Smart Home technology to 2,500 units, which provides data and control to reduce water and energy use.  Also in 2019, the Company completed our comprehensive LED common area lighting retrofit, accomplishing our goal to retrofit our entire portfolio and in doing so, completed more than 700 LED lighting projects, reducing our annual electricity use by an estimated 50 million kilowatt hours cumulatively per year.

Since 2019, the Company has completed over two dozen new rooftop solar photovoltaic (“PV”) projects, deploying onsite renewable energy and reducing GHG emissions.  To date, the Company has invested in onsite rooftop solar PV at approximately four dozen sites and continues to identify and develop new opportunities to reduce GHG emissions at our properties.

The Company also considers climate change risks in making investment decisions to acquire and develop properties.  As part of our proactive measures to increase awareness and preparedness for potential future impact from climate change, the Company completed a resilience assessment of our Boston portfolio, is implementing a recommended second phase of study in Boston and has started a resilience assessment of our Los Angeles portfolio.  A key objective of the Boston assessment is to refine the outcomes of the pilot to develop a methodology for assessing climate resilience that can be expanded to our full portfolio.  In addition, the Company partners with our communities, cities and local governments, through organizations like the Boston Green Ribbon Commission, to develop climate resilience plans and strategies for fighting climate change.

It is important to our Company that our partners also implement sustainability measures in their operations.  To that effect, we published our first Vendor Sustainability Policy, which outlines our expectations for the environmental and social practices for all our suppliers.  In addition, the Company introduced new green leasing terms on our commercial leases, which aim to increase recycling efforts, encourage biodegradable material use and reduce overall waste. With a few exceptions, all our new commercial leases and renewals will include the green language going forward.

Sustainability has been a focus of the Company for nearly a decade.  We expect to meaningfully enhance our activities and disclosure in this area over time to ensure that our people and our planet continue to thrive.

*Due to the timing of the Company’s ESG report, metrics are reported as of the 2019 fiscal year unless otherwise noted.

Social Responsibility

We have a commitment to our employees’ engagement, diversity, health and safety and to our communities that is the foundation of our corporate purpose, with the Board’s oversight of human capital management being of paramount importance.  We have assembled an Equity Values Council, a group comprised of representatives from every market where we do business, to lead efforts on the Company’s core “Equity Values” of D&I, Social Responsibility, Sustainability and Total Well-Being by acting as change agents to drive initiatives, create goals and awareness and encourage colleagues to participate in community service activities and wellness initiatives.

Diversity & Inclusion (D & I)

To continue to foster the importance of a respectful work experience, the Company actively trains its workforce regarding the Company’s Code of Ethics and Business Conduct, which, in addition to establishing robust anti-bribery and anti-money laundering provisions and similar governance-related matters, also sets forth the Company’s diversity policy.  We put D&I into action by creating a culture of involvement, respect and connection where all employees’ voices are heard.  Our goal is to create and sustain an inclusive environment where diversity will thrive, employees will want to work and residents will want to live.  Our vision of diversity includes race, gender, age, generation, sexual orientation, physical ability and ethnicity, among others.  To further prioritize the importance of our D&I efforts, our executives’ annual compensation goals include an evaluation of objective metrics measuring our Company’s progress in this regard.  The Company acknowledges that improving D&I in our business will require a long-term, sustained effort.  We are committed to this effort and to the goal of giving all our employees the opportunity to thrive.  In 2020, the Company delivered a number of activities in support of D&I, as highlighted below.

Employee Engagement, Development and Well-Being

Each year we measure our employee engagement via an employee survey, and in 2020, we decided to issue frequent pulse surveys, allowing management to address feedback more immediately, especially in light of hardships experienced by many on a personal level as a result of the COVID-19 pandemic and social unrest.  The pulse survey ratings from employees in 2020 demonstrated a favorable attitude toward leadership and highlighted our executives’ ability to effectively lead through adversity.

We are committed to providing our employees with encouragement, guidance, time and resources to learn and apply the skills required to succeed in their jobs.  Our internal Organization and Talent Development (“OTD”) team is interspersed throughout our markets and works regularly with employees to expand their knowledge and skills.  OTD develops and delivers a wide range of training and development opportunities, from tactical to strategic, face-to-face to virtual, social learning to self-directed learning, and more.  In 2020, each employee completed an average of 13 hours of dedicated learning at a Company expenditure of over $1,350 per employee.

We also are committed to providing the tools and resources to help our employees achieve total well-being.  Whether physical, financial, career, social or community well-being, Equity Residential offers benefits to help meet our employee needs.

Since 2019, the Company has partnered with Employees1st to establish a crisis fund for our employees struck by personal hardships or unforeseen disasters.  In 2020, the Company contributed an additional $25,000 to the Employees1st crisis fund to further support employees who experienced hardship as a result of the COVID-19 pandemic, and the fund paid approximately $44,000 to Company employees.  Equity Residential is committed to providing the resources and opportunities for all our employees to thrive.

Equity Residential in the Community

We give every employee eight hours of paid time each year to spend doing service projects in their community.  In a typical year, employees spend thousands of hours on these activities, which range from local park clean ups to food drives. Some of the groups we supported in 2020 include American Red Cross, California Community Foundation, Capital Area Food Bank, Carpenter’s Shelter, Equal Justice Initiative, Food Bank for New York City, Greater Chicago Food Depository, Human Rights Campaign Foundation, Meals on Wheels of Los Angeles, Inc., Robert H. Lurie Comprehensive Cancer Center of Northwestern University, Nourish NJ, Second Harvest of Silicon Valley, Shelter Partnership, Inc. and The Colorado Coalition for the Homeless.

In addition, the Company is a member of the Coalition of Women's Initiatives in Law, a non-profit membership association whose goal is to foster career advancement and professional development, promote dialogue and provide a support network among members and help address the many issues facing women lawyers and women’s initiatives today.  The Company is also a sponsor of the Goldie B. Wolfe Miller Women Leaders in Real Estate Initiative, whose mission is to prepare women for senior leadership roles in all sectors of commercial real estate by providing scholarship support for graduate study, mentorship and networking opportunities to women with high potential who are committed to becoming leaders in the real estate industry.  Equity Residential is committed to helping our communities thrive.

Governance of the Company

Corporate Governance Highlights

The Company is dedicated to establishing and maintaining high standards of corporate governance.  The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.  The following are some of the Company’s governance highlights:

√   9 of 12 Trustee Nominees are Independent

√   33% of Trustee Nominees identify as women; Corporate Governance and Compensation Committees are chaired by women

√   25% of Trustee Nominees identify as racially/ethnically diverse

√   Annual Election of Trustees by Majority Voting

√   Independent Lead Trustee

√   Independent Board Committees

√   Separate Chairman & CEO

√   Trustee Executive Sessions without Management

√   Risk Oversight by Board and Committees

√   Authority for Board to retain outside advisors

√   Annual Rigorous Board Evaluation Process

√   Ongoing Board Refreshment Process

√   Ongoing Executive Succession Planning

√   No Employment Agreements with Executives

√   Executive Compensation Driven by Objective Pay for Performance Philosophy

√   Active Shareholder Engagement

√   No Shareholder Rights Plan

√   Bylaws include Proxy Access Nominating

      Provisions and Shareholder Right to

      Amend Bylaws

√   Annual GRI-indexed ESG reporting

√   Disclosure of Political Contributions Policy and

      Expenditures

√   Internal Disclosure Committee for Financial

      Reporting

√   Meaningful Share Ownership Guidelines for

      Trustees and Executives

√   Prohibition against hedging of Company

      shares

√   Clawback policy for performance-based

      executive compensation

√   Double-trigger equity compensation vesting in

      the event of a change in control under the 2019

      Share Plan (defined below)

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance” or “Sustainability” to view the following documents:
• Declaration of Trust	• Code of Ethics and Business Conduct
• Bylaws	• Political Contributions Policy
• Committee Charters	• Executive Compensation Clawback Policy
• Corporate Governance Guidelines	• ESG Report

These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn:  Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).  No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  Board members have complete access to the Company’s management team and our independent auditor.

The Board’s Role in Overseeing Corporate Strategy for Long-Term Value Creation

The Board is deeply involved in the development and oversight of the Company’s long-term strategy:  to invest in apartment communities located in strategically targeted markets with the goal of maximizing risk adjusted total return (operating income plus capital appreciation) on invested capital.  The Board routinely engages with Company management on the components of this strategy, such as identification of markets, renter preferences, operating focus, use of technology, allocation of capital, employee engagement and the management of ESG risks and opportunities that affect the Company’s business and the communities within which the Company conducts business.  In the last year, the Board has also been deeply involved with management in assessing the impact of the pandemic on the Company’s strategy.

Market Visits and Trustee Education

To stay connected with local aspects of Company strategy, in recent years prior to the COVID-19 pandemic, the Board had conducted at least one of its regularly scheduled quarterly meetings each year in one of the Company’s markets as opposed to at Company headquarters in Chicago.  At these market-focused meetings, the Board visited apartment communities owned by the Company as well as those owned by the Company’s competitors, with opportunities to speak with local employees.  The Board also toured the market in general to investigate market risk factors, including growth trends, employment levels, environmental, climate and resiliency factors, regulatory issues and other important aspects of Company strategy.  The Board’s opportunity to engage with local employees also ensures that the Board remains deeply connected to the Company’s culture.  Since 2014, the Board has held these market-based meetings in Washington, D.C., Los Angeles, San Francisco, New York and Seattle and intends to resume them once the pandemic subsides.

In addition to market visits, many regular quarterly Board meetings include educational briefings from management regarding a wide variety of strategic initiatives, ranging from technology initiatives and cybersecurity projects to investment policies, D&I initiatives and more, and from outside subject matter experts regarding topics such as the political landscape and the regulatory environment.

The Company also provides an orientation program for new trustees, which includes an overview of duties and our corporate governance policies, opportunities to take tours of Company properties, as well as one-on-one sessions with each member of executive management on the Company’s strategy and industry.

Please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 18, 2021 for a detailed discussion of the Company’s strategy, aspects of which are reviewed by the Board at every quarterly meeting.

Board Leadership Structure and Succession

Since the Company’s initial public offering in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer.  Samuel Zell has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role.  Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating two of the largest real estate investment trusts (“REITs”) in the country: the Company, which has delivered a 11.5% annualized total shareholder return from its IPO in August 1993 through December 31, 2020, and Equity Office Properties Trust, which delivered a 17.4% annualized total shareholder return from its IPO in July 1997 through its sale in February 2007.  Mr. Zell also founded Equity LifeStyle Properties, Inc. (NYSE: ELS), one of the largest REITs in its sector and one that has delivered a 16.2% annualized total shareholder return from its IPO in February 1993 through December 31, 2020.

As our Chairman, Mr. Zell presides over meetings of the Board, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry.  His devotion of time and almost daily interaction with the Company’s executives regarding strategy, balance sheet management, culture and other high level matters and his attendance at meetings with investors worldwide (or virtually) at the Company’s request, together with his hands-on approach to accessing new investors, governmental relations, crisis management, corporate governance, strategic planning and deal execution provide the Company with unmatched transaction opportunities, ability to attract investment and strategic vision which may not otherwise be available to us.

Mark J. Parrell, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our independent Lead Trustee.  See page 23 for biographical information regarding Mr. Parrell.  We believe the Company is well-served by our current leadership structure.

In the event the Chairman of the Board and/or the CEO is unexpectedly unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman; (ii) the Chairman shall automatically be appointed to serve as the interim CEO; and (iii) the Lead Trustee will promptly call a meeting of the Board for the purposes of appointing a special committee to start the process to recommend candidates to serve as a permanent replacement for either or both positions.

Lead Trustee

Stephen E. Sterrett has been the Company’s Lead Trustee since June 2020.  See page 28 for biographical information regarding Mr. Sterrett.  Duties as Lead Trustee include:

•     Engaging in consistent and regular communication with the CEO regarding the Board’s oversight responsibilities

•     Ensuring that the Board performs its annual evaluation of the CEO’s performance

•     Presiding at all executive sessions of independent trustees and any Board meetings in the unlikely event the Chairman is not present

•     Serving as liaison between the Chairman and the other trustees

•     Participating with the CEO in planning and setting agendas for Board meetings

•     Determining with the CEO the necessary information trustees should receive regarding matters to be discussed at Board meetings

Meetings

In 2020, the Board held more meetings than in a typical year to review the Company’s response to the pandemic.  The Board held eight meetings, with 100% attendance.  No trustee nominees attended fewer than 94% of the total number of meetings held by the Board and all committees of the Board on which such trustee served.  Ten trustees attended the 2020 Annual Meeting of Shareholders.  Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the non-management trustees of the Board meet in regularly scheduled executive sessions without management.  The independent trustees also meet in executive session at least once a year.  In 2020, the non-management trustees held five executive sessions, and the independent trustees held one executive session.

Board Independence and Consultants

The Company’s Corporate Governance Guidelines require that a majority of its trustees be independent within the meaning of The New York Stock Exchange (“NYSE”) listing standards, and 75% of the trustees nominated herein are independent.  The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of management, the Board provides overall risk oversight, both directly and through its committees, to identify and assess the major risks the Company faces, and the policies and procedures for monitoring and controlling such risks.

•

The Audit Committee reviews financial, accounting, tax and internal control risks, in accordance with NYSE requirements, and has responsibility for the Company’s Code of Ethics and Business Conduct. The Audit Committee also has primary responsibility for the Company’s enterprise risk management efforts as well as oversight of data privacy and cyber-related risks faced by the Company.

•

The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership, management succession planning, human capital management (including D&I) and compensation philosophy and programs.

•

The Corporate Governance Committee reviews the Company’s ESG risks and is responsible for ensuring that the Board has the right mix of skills, experience and diversity to perform all of its duties, including its overall risk oversight function.

Each of these committees meets with and reviews material from management and internal audit (as applicable) and reports to the Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities. All committee materials from management are made available to all trustees, not just those who serve on the applicable committee. Furthermore, at most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity.  The Board is also highly engaged with management in the oversight of risks relating to the COVID-19 pandemic.

Cybersecurity

The Audit Committee is primarily responsible for oversight of the risk management process related to cybersecurity.  The Audit Committee meets no less often than annually with senior information technology (“IT”) personnel to discuss the Company’s strategy to defend its business systems and information against cyber attacks as well as the Company’s efforts to comply with data privacy laws such as the California Consumer Privacy Act, and typically discusses recent trends in cyber risks quarterly.  Certain risks relating to cybersecurity are also discussed occasionally with the full Board.

The Company collects and holds personally identifiable information of our residents and prospective residents in connection with our leasing activities, and of our employees and their dependents.  The Company addresses potential breaches or disclosure of this confidential personally identifiable information by implementing a variety of security measures intended to protect the confidentiality and security of this information including (among others):  (a) engaging reputable, recognized firms to help us design and maintain our information technology and data security systems; (b) conducting periodic testing and verification of information and data security systems, including performing ethical hacks of our systems to discover where any vulnerabilities may exist; (c) providing periodic employee awareness training around phishing and other scams, malware and other cyber risks; and (d) timely deletion of personally identifiable information that no longer has a business purposed to be retained.  Employees are required to complete the full IT security training curriculum every other year as well as an annual refresher course.  In addition, the Company conducts monthly phishing tests on all employees, and any employee that fails is enrolled in a phishing refresher course.  From time to time, the content of these internal IT security training courses is shared with the Board.  Further, in 2020 the Company’s IT personnel presented an employee education session and provided additional communications to high-risk departments to prepare employees for new and evolving cyber threats.

The Company’s IT security operations team placed first in Chicago and fourth in North America during the 2020 Boss of the Security Operations Center (“SOC”) (“BOTS”) competition. BOTS is a competition hosted by Splunk, a security vendor, where participants simulate working a security incident on a SOC by answering a variety of questions about the type of real-world security incidents that security analysts face on a daily basis.

The Company also has a cyber liability insurance policy to provide some coverage for certain risks arising out of data and network breaches and data privacy regulations which provides a policy aggregate limit and a per occurrence deductible.  Cyber liability insurance generally covers, among other things, costs associated with the wrongful release, through inadvertent breach or network attack, of personally identifiable information.  In addition, the Company maintains a disaster recovery plan for our internal IT systems and makes regular updates to our security incident plan.

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees.  The Chair of the Corporate Governance Committee (the “Governance Chair”) is

responsible for leading the evaluation process, which takes place in advance of the annual consideration of trustee nominees.

For the 2020 assessment, the Governance Chair conducted a confidential and in-depth interview with each of the trustees to solicit their feedback on Board and individual trustee performance.  In addition, the Governance Chair sought and received feedback from Mr. Parrell on the executive team’s interactions with the Board and individual trustees. Following that, the Governance Chair shared with each trustee individually his or her own evaluation and provided the full Board and committees with feedback on their performance.  The Lead Trustee interviewed each of the trustees about their evaluation of the Governance Chair and provided the Governance Chair with feedback on performance.  This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify opportunities to enhance the Board’s and committees’ effectiveness.  The assessments confirm whether the current Board leadership and structure continue to be optimal for the Company and are an important factor taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management.  As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses the CEO’s recommendations for management development and succession for the Company’s other executives.  Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (i) is a board-driven, collaborative and continuous process; (ii) should take into account the Company’s long-term strategic goals; and (iii) involves building a diverse and inclusive, talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Furthermore, for 2020, certain of our executives’ performance assessments for purposes of compensation included succession planning-related factors.  25% of the assessment of the CEO’s annual performance and 10% of the assessment of the other executives’ annual performance were based on individual goals (“Individual Goals”) that include development, succession or leadership-oriented goals. In addition to their review of executive development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

These succession planning efforts by the Board guided the Company through the full retirement or transition of the executive team over the last three years.  The long-term employees who now comprise our executive team were identified through this process and given exposure and visibility to the Board over many years, followed by a smooth transition period assisted by their retiring and/or transitioning predecessors.  The Board was intensively involved in evaluating each of these executives prior to their promotions and had an extensive opportunity to observe each executive through presentations they gave to the Board and its committees as well as through significant informal contact.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees.  The purpose of the Code of Ethics and Business Conduct is to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (iii) compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions.  Pursuant to such policy, in May 2019 the Audit Committee, consisting solely of independent trustees, approved a transaction whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a lease from an entity controlled by Mr. Zell.  The lease term expires on November 30, 2032 and contains two five-year extension options.  In connection with this amendment, the Company reduced both the amount of square footage it leases and the total rent payable.  While the rules of the SEC classify this lease as a “related-party transaction,” the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arm’s-length terms at the same time.  Specifically, an independent commercial office brokerage firm who surveyed the market and provided substantial market data confirmed in a report to the Audit Committee that the terms of the proposed lease renewal are competitive with those that could be obtained in the marketplace in an arm’s-length third party transaction.  In addition, the Audit Committee noted that locating the Company’s headquarters in close proximity to the office location of the Chairman of the Board is especially beneficial to the Company, its shareholders and the Board. Furthermore, the lease does not, in the opinion of the Company and the independent trustees, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth.  Amounts incurred by the Company for the office lease and related office facility services in 2020 totaled $2,081,965.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections with a trustee resignation policy which requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board.  The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended.  The Board would promptly publicly disclose its decision and rationale.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executives and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive and trustee share ownership guidelines:

Position	Minimum Share Ownership
Trustees	5x cash retainer
CEO	6x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary

Executives have five years and trustees have three years from appointment or promotion to comply with the ownership requirements.  In 2020, all of our trustees, executives and senior officers had met their respective share ownership requirements or were in the permitted time frame to achieve such ownership.

The following equity interests count toward fulfillment of ownership guidelines provided that such equity interests have not been pledged as security for a financing obligation:

•	Company shares;
•	Partnership interests in the Operating Partnership (“OP Units”);
•	Options to purchase Company shares (“Option Awards”) valued using a current Black-Scholes model; and
•

Restricted shares in the Company and restricted units in the Operating Partnership granted in connection with compensation awards, including under the LTI Plan, as hereinafter defined.  Restricted units are partnership interests that are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions.  Restricted shares and restricted units are collectively referred to in this Proxy Statement as “Share Awards.”

Securities Trading Policy and Prohibition against Hedging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and officers of the Company regarding transactions involving Company equity securities.  Pursuant to this policy, the Company imposes a trading moratorium on all trustees and officers at a vice president level and above in advance of earnings releases, and otherwise trustees and all employees are restricted from trading whenever they have knowledge of material non-public information such as material transactions or materially impactful cyber breaches.  Among other things, this policy also prohibits our trustees and executive officers from selling any Company equity securities if the security is not owned by the individual at the time of sale (commonly called a "short sale").  This policy further prohibits trustees and executive officers from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities.  The Company’s Code of Ethics and Business Conduct prohibits employees from engaging in short-term speculation in Company securities or engaging in any transaction in which he or she profits if the value of Company securities falls.

Political Contributions Policy

The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company’s business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Corporate Governance Committee. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance.”

Shareholder Right to Amend Bylaws

In response to a shareholder proposal and following significant shareholder engagement with shareholders holding more than 50% of the Company’s outstanding shares in the aggregate, Article XIV of the Company’s Bylaws was amended in 2017 to permit shareholders to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding common shares of the Company pursuant to a proposal submitted for approval at a duly called annual meeting or special meeting of shareholders by a shareholder, or group of up to five shareholders, owning 1% or more of the Company’s outstanding common shares continuously for at least one year.  A shareholder proposal submitted under Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of trustees and officers of the Company or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board.  The foregoing is a summary of Article XIV of the Company’s Bylaws and is qualified in its entirety by the text of that section.  Since the adoption of the aforementioned amendment to Article XIV of the Company’s Bylaws, the trustees serving on the Board’s Corporate Governance Committee have received an average voting approval percentage of over 97%, which the Company believes is an indication of its shareholders’ overwhelming support for this provision.

Board Composition and Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Corporate Governance Guidelines set forth the Board’s policies for the desired attributes of trustees and the Board as a whole.  The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards.  Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy and high performance standards and must be committed to representing the long-term interests of the Company and its shareholders.

The Board values diversity in its broadest sense, reflecting, but not limited to, diversity by profession, geography, gender, ethnicity, skills and experience, and believes that as a group, the nominees bring a diverse range of thought and perspectives to the Board’s deliberations that improves decision-making, risk oversight and innovation.  We are very proud that trustee Mary Kay Haben has been named to the 2020 National Association of Corporate Directors Directorship 100™, which honors the most influential boardroom leaders each year.  As a general matter, the Board does not believe it should create a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the Company and its shareholders.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons.  The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates, including: judgment, skill, diversity, strength of character, familiarity with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members and specialized knowledge or expertise.  The evaluation also includes a critical review of annual performance assessments, as previously described. Of particular importance to the Company’s strategy are skills and experience relating to real estate, finance and capital markets, innovation and technology, marketing and consumer insight, risk management and corporate leadership in general.

Each of the members of the Corporate Governance Committee, as well as all or substantially all of the other trustees, including the Chief Executive Officer, interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate.  If the Corporate Governance Committee determines that a potential candidate meets the needs of the Board, and has the qualifications as set forth in the Company’s Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance.  A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the following procedures:

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record at the record date set by the Board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Board if the shareholder complies with the following requirements.  First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination.  Generally, notice will be timely if it is delivered not earlier than the 150th day, nor later than 5:00 p.m., Central Time, on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.  Accordingly, for the Company’s annual meeting in the year 2022, the Corporate Secretary must receive the notice not earlier than November 21, 2021 and not later than 5:00 p.m., Central Time, on December 21, 2021.  The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election.  The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws.  The Bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws.  The foregoing is a summary of Article II, Section 16 of the Bylaws of the Company and is qualified in its entirety by the text of that section.  Electronic copies of the Bylaws are available on the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance,” and hard copies are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn:  Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

Board Refreshment

The Corporate Governance Committee seeks to maintain a board that as a whole possesses the objectivity and the mix of skills and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks.  The Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured trustees.  In keeping with the Committee’s overall strategy for trustee succession and the appointment of new Board members, since 2015 the Board has added five new independent trustees, four trustees have retired and one trustee is retiring in June of this year.

Set forth below is a snapshot of the composition of our Board immediately following the Annual Meeting if the twelve trustee nominees are re-elected.

GENDER DIVERSITY 33% Women	RACIAL/ETHNIC DIVERSITY 25% Diverse

INDEPENDENCE 75% Independent	TENURE OF INDEPENDENT TRUSTEES

Biographical Information and Qualifications of Trustees

Our trustees bring to the Company’s Board substantial and diverse business, real estate, governance, finance, operational and leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and collectively have the experience necessary to oversee and help develop the Company’s strategy and contribute to the Board’s effectiveness as a whole.  The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Board Composition and Trustee Nomination Procedures” above.

Trustees Nominated for Re-Election

Set forth below are biographies of each of our trustees as of April 1, 2021, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a trustee of the Company.

Samuel Zell, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman of Equity Group Investments, the private entrepreneurial investment firm he founded 50 years ago.  He is also the founder of Equity International, a private investment firm focused on real estate-related companies outside the U.S.  He also serves as chairman of Covanta Holding Corporation (NYSE: CVA), Equity Commonwealth (NYSE: EQC), Equity LifeStyle Properties, Inc. (NYSE: ELS) and Equity Distribution Acquisition Corp. (NYSE: EQD).  Mr. Zell also served as chairman of Anixter International, Inc. (NYSE: AXE) until its sale to WESCO International, Inc. in June 2020.  Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time.  Mr. Zell is an active philanthropist with a focus on entrepreneurship education.  Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including:  the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business; the Zell Fellows Program at Northwestern University’s Kellogg School of Management; and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC).  The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support.  Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center.  Mr. Zell received a J.D. from the University of Michigan Law School.

Qualifications

•     Over 50 years of experience as a chairman, director and executive of companies in various industries around the world

•     Active investor/manager of billions of dollars of global investments

•     Recognized as a founder of the modern REIT industry and a leading driver for increased transparency and disclosure by public companies

Samuel Zell Chairman
Age 79
Trustee since 1993

Mark J. Parrell has been Chief Executive Officer of the Company since January 2019 and President of the Company since September 2018. Mr. Parrell served as Executive Vice President and Chief Financial Officer of the Company from October 2007 to September 2018.  Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007 and has held various positions within the Company’s finance group since September 1999. Mr. Parrell is a member of the Executive Committee of the National Multifamily Housing Council (“NMHC”) and served as Chair of its Finance Committee until January 2017 and is also a member of the Urban Land Institute (“ULI”), the Economic Club of Chicago and the Real Estate Roundtable.  Mr. Parrell serves on the Board of Directors of the Greater Chicago Food Depository and as a member of its Audit and Finance Committees, is a member of the National Association of Real Estate Investment Trusts (“Nareit”) Advisory Board of Governors, is Chair of the Nareit 2021 Audit and Investment Committee and is a member of the Nareit Dividends Through Diversity, Equity & Inclusion CEO Council.  He is a former director of Brookdale Senior Living Inc. (NYSE: BKD) and served as a director of Aviv REIT, Inc. (NYSE: AVIV) until April 1, 2015, when it merged with a competitor. Mr. Parrell received a J.D. from Georgetown University Law Center.

Qualifications

•     Uniquely qualified as the CEO of the Company

•     Extensive hands-on experience regarding capital markets and real estate finance and investment

•     Sophisticated expertise in transactional, operational and regulatory matters and substantial experience as a board member of public companies

Mark J. Parrell President & CEO
Age 54
Trustee since 2019

Angela M. Aman has served as Executive Vice President, Chief Financial Officer and Treasurer of Brixmor Property Group since May 2016. From August 2015 to May 2016, she was Executive Vice President and Chief Financial Officer of Starwood Retail Partners. From July 2011 to May 2015, she served as the Executive Vice President, Chief Financial Officer and Treasurer of Retail Properties of America, Inc., where she helped oversee the company’s initial public offering. She previously served as a Portfolio Manager with RREEF, and she started her career in the real estate practice in the investment banking group at Deutsche Bank in 2001. Ms. Aman serves on the Steering Committee for the Nareit Dividends through Diversity program. She received a B.S. from the Wharton School, University of Pennsylvania.

Qualifications

•     Extensive experience in real estate and public company matters, including as an equity investor

•Executive leadership experience and expertise in financial, governance, information technology and strategic issues facing large real estate companies

•     Audit committee financial expert, based on experience as a CFO

Angela M. Aman
Age 41
Trustee since 2020
Independent
Committees • Audit

Raymond Bennett has served as President of Franchise Operations for Marriott International, Inc. since 2020, overseeing the company’s domestic franchising efforts across more than 4,500 hotels in the U.S.  Previously, Mr. Bennett served as Chief Global Officer, Global Operations since 2015, responsible for the design, development and deployment of products and services for all lodging brands across Marriott’s 7,000 hotels globally. He had chief responsibility for brand standards and operational policies, quality assurance, procurement, engineering, retail and other disciplines and has served in various other operation and development-focused roles during his career at Marriott. Prior to joining Marriott in 2001, Mr. Bennett served for over 11 years in various managerial positions for Pepsi Bottling Group.

Qualifications

•     Extensive management and operational experience in hospitality, customer service and procurement on a global level

•     Valuable insight into brand management, consumer insight and product differentiation

•     Executive leadership in strategic implementation of diversity, sustainability and other aspects of corporate social responsibility

Raymond Bennett
Age 52
Trustee since 2018
Independent
Committees • Audit

Linda Walker Bynoe has been President and Chief Executive Officer of Telemat Limited LLC (formerly, Telemat Ltd.), a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994.  Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.  Ms. Bynoe serves as a director of Northern Trust Corporation (NASDAQ: NTRS) and Prudential Retail Mutual Funds.  She is a former director of Simon Property Group, Inc. (NYSE: SPG) and served as a director of Anixter International, Inc. (NYSE: AXE) until its sale to WESCO International, Inc. in June 2020. Ms. Bynoe received an M.B.A. from Harvard Business School.

Qualifications

•     Extensive business and governance experience as a director of financial services and other complex companies

•     Diverse consulting and investment experience in various industries

•     Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

Linda Walker Bynoe
Age 68
Trustee since 2009
Independent
Committees • Governance (Chair) • Audit

Connie K. Duckworth retired in 2000 as a Partner and Managing Director of The Goldman Sachs Group, Inc., and was the first woman to be named a sales and trading partner in the firm’s history.  After a distinguished 20-year career, she founded a social enterprise, ARZU, Inc., to empower destitute women weavers in rural Afghanistan and served as Chief Executive Officer for 15 years until 2019. Ms. Duckworth is a director of Steelcase Inc. (NYSE: SCS) and MP Materials Corp (NYSE: MP) and formerly served as a director of Russell Investment Group, Smurfit-Stone Container Corporation, Nuveen Investments and DNP Select Income Fund Inc.  Ms. Duckworth received an M.B.A. from the Wharton School, University of Pennsylvania.

Qualifications

•     Extensive experience with over 20 years of executive leadership in the financial services industry

•     Successful social entrepreneur with proven operational skills in rapidly-changing settings

•     Well-seasoned board member with service on numerous boards of other public companies and not-for-profit entities

Connie K. Duckworth
Age 66
Trustee since 2015
Independent
Committees • Compensation • Governance

Mary Kay Haben served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011.  At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging digital media.  Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc.  These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives.  She serves as a director of The Hershey Company (NYSE: HSY) and Grocery Outlet (NASDAQ: GO) and formerly served as a director of Bob Evans Farms, Inc. (NASDAQ: BOBE) until its sale on January 12, 2018.  Ms. Haben was named to the 2020 National Association of Corporate Directors Directorship 100™, which honors the most influential boardroom leaders each year.  She received an M.B.A. from the University of Michigan Ross School of Business.

Qualifications

•     Substantial governance expertise with deep corporate and board experience

•     Proven track record in exceeding consumer expectations through brand building, innovation and implementation of business strategies in various markets and media platforms

•     Valuable marketing perspective as the Company continues to focus on ways to engage with current and future residents

Mary Kay Haben
Age 64
Trustee since 2011
Independent
Committees • Compensation (Chair) • Governance

Tahsinul Zia Huque served as the President and Chief Executive Officer of Deutsche Bank Securities Inc., the U.S. Broker Dealer of Deutsche Bank, from May 2018 until his departure from Wall Street in mid-2019.  At Deutsche Bank, Mr. Huque was Head of Equities, Fixed Income & Currencies for the Americas from February 2016 until May 2018 and Global Co-Chief Operating Officer of Corporate Banking and Securities from March 2012 until February 2016.  During Mr. Huque’s 30-year finance career on Wall Street, he held multiple executive positions in the United States and abroad while leading investment banking and sales and trading functions spanning many industries, products and clients.  Also during his career, he was closely involved in creating the structure for public REITs to access the unsecured debt market. Mr. Huque received his B.A. in Economics and in Political Science from Williams College.  He is currently a private investor and serves as a general partner of Prime Movers Lab, a venture capital fund focused on scientific and engineering innovations in technology.

Qualifications

•     Proven leader of large, complex, high performing and competitive organizations

•     Extensive global finance experience at an executive leadership position across multiple markets, clients, products and risk parameters

•     Deep technical regulatory experience as CEO or COO of international investment banking organizations with multijurisdictional regulatory requirements

Tahsinul Zia Huque
Age 53
Trustee since 2019
Independent
Committees • Audit

John E. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank.  He retired as a partner of Linden LLC, a private equity firm, in October 2018.  Mr. Neal serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries.  He received an M.B.A. from Harvard Business School.

Qualifications

•     Deep executive and management leadership and governance experience in the real estate lending industry, during various and challenging business cycles

•     Valuable insight into capital markets and trends

•     Audit committee financial expert, based on banking and financial background

John E. Neal
Age 71
Trustee since 2006
Independent
Committees • Audit (Chair)

David J. Neithercut served as Chief Executive Officer of the Company from January 2006 until his retirement in December 2018 and President of the Company from May 2005 to September 2018.  He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004.  Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments.  Mr. Neithercut serves as a trustee of Americold Realty Trust (NYSE: COLD) and lead independent trustee of Public Storage (NYSE: PSA), was formerly a director of General Growth Properties, Inc. (NYSE: GGP) and is a former member of the Advisory Board of Governors of Nareit of which he served as Chairman in 2015.  Mr. Neithercut received Nareit’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry, and was recognized by Columbia Business School as the 2018 Distinguished Real Estate Partner.  Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Qualifications

•     Recognized as a leading industry authority in real estate investments, operations and capital markets

•     Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning

•     Highly experienced in dealing with complex management, financial, risk assessment, business and governance issues and is uniquely well-equipped to advise the current CEO in these matters

David J. Neithercut
Age 65
Trustee since 2006

Mark S. Shapiro has served as President of leading entertainment, sports and fashion company Endeavor since December 2018 and previously served as co-president of the company’s IMG and WME subsidiaries from November 2016 to December 2018 and as Chief Content Officer from September 2014 to November 2016.  Prior to joining IMG in 2014, he held various executive positions, including Chief Executive Officer, at Dick Clark Productions, an independent producer of television programming, from May 2010 to September 2014.  Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010.  Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he ultimately served as Executive Vice President, Programming and Production and had significant responsibility in building the strength of the network’s brand which garnered numerous Emmy and Peabody awards.  Mr. Shapiro also serves as a director of Live Nation Entertainment, Inc. (NYSE: LYV) and Bright Lights Acquisition Corp. (NASDAQ: BLTS), as well as Chairman of the Board of Captivate Network, a private company.  He is a former director of the Tribune Company, Frontier Communications Corporation (NASDAQ: FTR) and Papa John’s International, Inc. (NASDAQ: PZZA).

Qualifications

•     Business and governance acumen as a CEO, president and board member of large and complex organizations

•     Provider of unique and critical insights and innovation in media, marketing, consumer and branding strategies

•     Insights into organizational transformation to deal with diverse economic and market-based challenges

Mark S. Shapiro
Age 51
Trustee since 2010
Independent
Committees • Compensation • Governance

Stephen E. Sterrett, our Lead Trustee since 2020, served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014.  He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the company’s Chief Financial Officer since 2000.  Prior to joining Simon, Mr. Sterrett was a Senior Manager at the international firm of Price Waterhouse.  Mr. Sterrett serves as Lead Independent Director of Berry Global Group, Inc. (NYSE: BERY) and is a former director of Realty Income Corporation (NYSE: O).  Mr. Sterrett also serves on the Board of Trustees of Butler University. Mr. Sterrett received an M.B.A. from Indiana University.

Qualifications

•     Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters

•     Executive leadership experience and expertise in financial, risk assessment, operational, governance and strategic issues facing large real estate companies

•     Audit committee financial expert, based on prior experience as a CFO

Stephen E. Sterrett Lead Trustee
Age 65
Trustee since 2015
Independent
Committees • Audit • Compensation

Incumbent Trustee Retiring

Bradley A. Keywell is co-founder and Chief Executive Officer of Uptake Technologies, Inc., an industrial artificial intelligence and machine learning software company.  He is managing partner of Lightbank, a venture capital fund.  He is co-founder of MediaBank LLC, a provider of integrated media procurement technology, and Echo Global Logistics, Inc. (NASDAQ: ECHO).  He is a co-founder and a former director of Groupon, Inc. (NASDAQ: GRPN).  Mr. Keywell was recognized as the Ernst & Young Entrepreneur Of The Year 2018 overall and emerging award winner.  Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business and received a J.D. from the University of Michigan Law School.

Qualifications

•     Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments

•     Recognized leader in incorporating technological and social innovation to implement corporate strategy, operations and growth

•     Diverse leadership and management experience

Bradley A. Keywell
Age 51
Trustee since 2011
Independent
Committees • Compensation

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards.  The Board also has an Executive Committee.  For the committees on which each of our independent trustees serve, see “Trustees Nominated for Re-Election” beginning on page 22.  For a discussion regarding the allocation of risk oversight among the Audit Committee, Compensation Committee and Corporate Governance Committee, see page 13.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards.  In addition, the following members of the Audit Committee are designated as “financial experts” under such listing standards and SEC rules:  John E. Neal (Committee Chair), Angela M. Aman, Linda Walker Bynoe and Stephen E. Sterrett.  The Audit Committee’s responsibilities as set forth in its charter include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function.  The Company’s senior internal audit officer reports to the Audit Committee.

The Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company.  In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company, reviews and approves all material related party transactions, reviews the Company’s enterprise risk management program and oversees the Company’s cybersecurity, data privacy and other information technology risks and strategies to protect the Company’s business systems and information.  The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer.  During 2020, the Audit Committee held nine meetings, and no member of the Audit Committee served on more than one other public company audit committee.

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards.  The Compensation Committee’s responsibilities as set forth in its charter include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation.  The Compensation Committee also reviews and approves the CEO’s evaluation of the performance of executives reporting to him before approving their compensation and reviews compensation, bonuses and other related benefits and policies for Company employees.

The Compensation Committee oversees the Company’s executive succession and development plans and the Company’s policies and strategies related to human capital management, including D&I and other development initiatives, pay equity and employee engagement.  During 2020, the Compensation Committee held seven meetings.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards.  The Corporate Governance Committee’s duties as set forth in its charter include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for the annual assessment of Board, committee and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters and making recommendations to the Board regarding the Company’s governance policies and practices, including its Corporate Governance Guidelines. The Corporate Governance Committee also reviews and approves the Company’s annual ESG report, as further described on page 4.

The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Board Composition and Trustee Nomination Procedures” above.  During 2020, the Corporate Governance Committee held four meetings.

Executive Committee

The Executive Committee has the authority to approve proposals to acquire, develop, dispose of and finance investments for the Company up to certain dollar amount thresholds.  Transactions that exceed these dollar amount thresholds require approval by the Board.  The current members of the Executive Committee are Samuel Zell (Committee Chair), Mark J. Parrell, John E. Neal, David J. Neithercut and Stephen E. Sterrett.

Biographical Information of Executives

Set forth below are biographies of each of our executives as of April 1, 2021.  See “Biographical Information and Qualifications of Trustees” above for the biography of the Company’s Chief Executive Officer, Mark J. Parrell.

Barry S. Altshuler, 62, has been Executive Vice President – Investments of the Company since February 2015.  Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002.  Mr. Altshuler serves on the Executive Committee of the Real Estate Board of New York and the University of Florida Real Estate Advisory Board and is a member of NMHC and ULI.  Mr. Altshuler currently also serves as President of the California Apartment Association.

Alexander Brackenridge, 57, has been Executive Vice President and Chief Investment Officer since September 2020.  Mr. Brackenridge served as Executive Vice President – Investments of the Company from February 2015 until August 2020 and as Senior Vice President – Investments from May 2002 to January 2015 and has held various investments and asset management positions within the Company since 1993.  Mr. Brackenridge is a member of NMHC and ULI.  Mr. Brackenridge received an M.B.A. from Yale University.

Catherine M. Carraway, 60, has been Executive Vice President and Chief Human Resources Officer of the Company since April 2021.  Ms. Carraway served as Executive Vice President – Human Resources of the Company from January 2021 to March 2021 and Senior Vice President – Human Resources from January 2015 to January 2021 and has held various positions within the Company’s human resources department since March 2001.  Ms. Carraway is Co-Chair of the All Stars-Chicago Board of Directors and is a member of the Board of Directors of Connections for Abused Women and their Children.

Scott J. Fenster, 45, has been Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2018.  Mr. Fenster served as the Company’s Senior Vice President – Legal from January 2013 until December 2017 and has held various positions within the Company’s legal department since September 2003.  Mr. Fenster is a member of the Nareit Corporate Governance Council and received a J.D. from the University of Michigan Law School.

Robert A. Garechana, 42, has been Executive Vice President and Chief Financial Officer of the Company since September 2018.  Mr. Garechana served as Senior Vice President of the Company from December 2012 to September 2018 and Treasurer of the Company from January 2008 to September 2018 and has held various positions within the Company’s finance group since November 2004.  Mr. Garechana received a B.B.A. from The University of Texas at Austin.

Michael L. Manelis, 52, has been Executive Vice President and Chief Operating Officer of the Company since July 2018.  Mr. Manelis served as Executive Vice President – Property Operations of the Company from January 2017 to June 2018, as Senior Vice President of Operations and Information Technology from May 2012 to December 2016 and as Senior Vice President – Property Operations from August 2005 to May 2012 and has held various positions within the Company’s operations group since 1999.  Mr. Manelis is a member of the Advisory Board of Home Partners of America, a privately held owner of single family rental homes.

Christa L. Sorenson, 60, was Executive Vice President and Chief Human Resources Officer of the Company from December 2015 until March 2021 and is serving as Executive Vice President – Human Resources until her anticipated retirement in the fourth quarter of 2021.  Ms. Sorenson was Senior Vice President – Organization and Talent Development of the Company from July 2008 to December 2015 and has held various positions within the Company’s Organization and Talent Development group since March 2003.

Retired Executives

Alan W. George, 63, was Executive Vice President and Chief Investment Officer of the Company from January 2002 to August 2020 and Executive Vice President – Investments from September 2020 until his retirement in March 2021.  Mr. George served as the Company’s Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002 and joined the Company in 1992 as a Vice President – Asset Management.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVES

The following table sets forth information, as of February 28, 2021, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers (“NEOs”), and the trustees and all executives as a group.  Unless otherwise indicated, each person has sole voting and investment power over the common share equivalents listed.  On February 28, 2021, a total of 386,068,241 common share equivalents (comprised of common shares, OP Units and restricted units) were outstanding. (1)(2)

	Common Share Equivalents (1)		Options Exercisable in 60 Days	Percent of Common Shares (1)	Percent of Common Share Equivalents (1)(2)
Samuel Zell	4,452,045	(3)	448,610	1.3%	1.3%
Mark J. Parrell	197,062		112,668	*	*
Angela M. Aman	1,441		—	*	*
Raymond Bennett	6,590		—	*	*
Linda Walker Bynoe	32,803		19,075	*	*
Connie K. Duckworth	12,137		—	*	*
Mary Kay Haben	21,346		13,260	*	*
Tahsinul Zia Huque	4,101		—	*	*
Bradley A. Keywell	30,080		20,038	*	*
John E. Neal	33,253		21,873	*	*
David J. Neithercut	825,179		2,334,615	*	*
Mark S. Shapiro	22,173		25,665	*	*
Stephen E. Sterrett	22,385		2,101	*	*
Alexander Brackenridge	35,918		10,344	*	*
Robert A. Garechana	28,893		25,961	*	*
Alan W. George	308,194		97,644	*	*
Michael L. Manelis	27,978		52,867	*	*

Trustees and Executives as a Group	6,210,728		3,341,235	2.5%	2.5%

* Less than 1%.

(1)

Excludes the LTI Awards (defined below) granted in January 2019, January 2020 and January 2021 under the Company’s Long-Term Incentive Plans which remain subject to earn out at the end of their respective three-year performance periods, as further described in the “Compensation Discussion and Analysis” section below.

(2)

The total number of common shares and OP Units pledged as security for loans by our trustees and executives as of February 28, 2021 is 0.7% of the Company’s total number of outstanding common share equivalents.

(3)

Includes common shares and OP Units with respect to which Mr. Zell has voting and investment power, which includes the holdings held directly by Mr. Zell and the holdings of the Samuel Zell Revocable Trust and Samstock/SZRT, L.L.C.  Also includes common shares owned by Principal Trust Company, as Trustee of the Equity Residential Supplemental Executive Retirement Plan (“SERP”), for the benefit of Mr. Zell.  2,730,294 of the common shares shown were pledged as security for various loans.

In addition to the common shares and OP Units set forth above, common shares and OP Units are indirectly owned by various family trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust, a state-regulated corporate trust company.  Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such common shares or OP Units.  Mr. Zell disclaims beneficial ownership of such common shares and OP Units, except to the extent of any pecuniary interest therein.  In addition, common shares are beneficially owned by a family foundation of which Mr. Zell is a director; however, Mr. Zell does not have voting or dispositive power over such common shares, or any pecuniary interest therein, and therefore disclaims beneficial ownership of such common shares.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2020.

Name and Address of Owner	Common Shares	Percent of Common Shares

The Vanguard Group (1)	57,254,039	15.4%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc. (2)	39,419,590	10.6%
55 East 52nd Street
New York, NY 10055

Norges Bank (The Central Bank of Norway) (3)	28,825,495	7.7%
Bankplassen 2
PO Box 1179 Sentrum
NO 0107 Oslo
Norway

State Street Corporation (4)	20,496,874	5.5%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)

The Schedule 13G/A filed by The Vanguard Group, Inc., an investment adviser, on behalf of itself and its subsidiaries on February 10, 2021 states that as of December 31, 2020, it has shared power to vote 1,429,219 shares, sole power to dispose of 54,862,658 shares and shared power to dispose of 2,391,381 shares.

(2)

The Schedule 13G/A filed by BlackRock, Inc. on behalf of itself and its subsidiaries on January 27, 2021 states that as of December 31, 2020, it has sole power to vote 35,605,942 shares and sole power to dispose of 39,419,590 shares.

(3)	The Schedule 13G/A filed by Norges Bank (The Central Bank of Norway) on February 1, 2021 states that as of December 31, 2020, it has sole power to vote and dispose of 28,825,495 shares.
(4)

The Schedule 13G filed by State Street Corporation on behalf of itself and its subsidiaries on February 9, 2021 states that as of December 31, 2020, it has shared power to vote 17,583,034 shares and shared power to dispose of 20,468,246 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and components, the compensation decisions made under those components, and the performance metrics and other relevant factors the Compensation Committee used in making those decisions.

At our 2020 Annual Meeting of Shareholders, our 2019 Executive Compensation Program was approved by approximately 97% of the votes cast on the matter.  Furthermore, since our current compensation structure was put in place in 2015 following significant shareholder outreach, our shareholders have approved it annually by an average of 92.6% of the votes cast.  We believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between executive pay and performance.

The Company’s 2020 Executive Compensation Program, which applied to Mr. Parrell and his direct reports, is based on a strong performance-oriented compensation philosophy to align executive and shareholder interests and is designed to attract, retain and motivate talented executives.

What We Do

✓    Do engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓    Do have a strong pay for performance compensation philosophy with 89% of Chief Executive Officer pay and an average of 79% of other NEO pay tied solely to performance

✓    Do require our Annual Incentive Plan to be primarily subject to objective performance metrics that align with the Company’s business strategy and the long-term interests of our shareholders

✓    Do enhance executive retention with time-based, multi-year vesting schedules for equity incentive awards

✓    Do align the long-term interests of our executives with those of our shareholders by awarding a significant percentage of compensation in the form of Long-Term Incentive Plan Awards, which are subject to quantitative performance metrics with three-year forward-looking performance periods

✓    Do have meaningful share ownership guidelines for our executives and trustees

✓    Do have a clawback policy for performance-based executive compensation

✓    Do have double-trigger vesting provisions in the event of a change in control under the 2019 Share Plan

What We Don’t Do

X    No employment agreements with any of our executives

X    No compensation incentives that encourage excessive risk taking

X    No repricing of Option Awards allowed

X    No hedging of Company shares allowed

X    No excise tax gross-ups in any new change in control agreements

X    No excessive perks to our executives

COVID-19 Impact on Executive Compensation

In accordance with its typical practice, the Compensation Committee established Annual Incentive Plan Performance Goals (as defined below) with relative weightings at its March 2020 meeting, which was held immediately prior to the large-scale outbreak of COVID-19 in the United States.  The unprecedented pandemic presented new and significant challenges to the Company that were not predictable when these goals were set, and as the year progressed, the Compensation Committee met multiple times to consider whether the original goals for 2020 would continue to be appropriate.

By mid-2020, it was clear that the results of the heaviest-weighted Performance Goals in the Annual Incentive Plan, which objectively measure Annual Growth in Same Store Net Operating Income (“NOI Goal”) and Normalized Funds from Operations per Share (“NFFO Goal”), would be significantly affected in a negative way due to the effects of lockdowns and reduced economic activity in our markets.  It was apparent that performance under the 2018 Long-Term Incentive Plan (“LTI Plan”), tied exclusively to forward-looking objective financial goals, would also be affected in an unanticipated negative manner.  At the same time, it became evident that executive leadership during the pandemic was never more important than it would be in 2020.  Taking all of this plus equitable considerations into account, the Compensation Committee ultimately determined for 2020 that:

•

No changes would be made to the targets, weightings or performance hurdles of the NOI Goal or NFFO Goal, notwithstanding the zero payout resulting from the unforeseen consequences of the pandemic.  The Compensation Committee chose to leave these goals as-is for 2020 due to their importance to the Company’s financial results.

•

Limited changes were made to the Leadership Goal, designed to make target performance under this Goal more difficult to achieve yet still attainable.  The Compensation Committee made this decision in order to enhance incentive and focus around the importance of executive leadership throughout the pandemic.

•

Additional goals were added to several of the executives’ Business Unit Goals (as defined below) and Individual Goals within the Annual Incentive Plan, which focused on health and safety, continuity of systems and other pandemic-related matters of great importance to the Company.

•	No changes were made to the 2018 LTI Plan ending December 31, 2020.

As a result, our executives achieved performance levels of 75% to 86% of target under the Annual Incentive Plan for performance in 2020, as opposed to 132% to 149% of target for performance in 2019.  Furthermore, our executives in the 2018-2020 LTI Plan achieved a performance level of 61% of target, compared to 147% for the 2017-2019 LTI Plan.

Meanwhile, the executive team focused on an equitable compensation program for all employees during this time of reduced revenues.  No base salaries at any level within the organization were cut, but reductions in bonus payouts were applied, with larger reductions applied to more senior employees.  Also, the effect of these reductions were tiered so that our employees, especially our on-site employees, who shouldered the toughest tasks in serving our residents during the pandemic, not only maintained their full salary but also most if not all of their bonus.  Certain on-site employees even received special additional bonuses in 2020 in recognition of their significant efforts regarding the health and safety of our employees and residents.

Our CD&A provides further details on our 2020 executive compensation, including a description of the program, and information regarding each executive’s performance in 2020.

Executive Compensation Program

The Company’s Executive Compensation Program consists of three components: Annual Salary, Annual Incentive Plan and Long-Term Incentive Plan.

Annual Salary

For 2020, annual salaries of executives, the first component of the program, were set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent.  As it does annually, the Compensation Committee reviewed base salaries for the executives to determine whether any adjustments were necessary to reflect market conditions or changes in responsibilities.

Annual Incentive Plan

The second component of the program in 2020 was an Annual Incentive Plan, which allowed the executive to earn from 0% to 200% of target annual incentive by performance against pre-defined and pre-weighted annual goals (75% of which were objective measurable metrics for Mr. Parrell and 60% of which were objective measurable metrics for the other executives) established by the Compensation Committee.  The goals were comprised of Corporate Goals, which were shared by all executives, and business unit goals (“Business Unit Goals”) for all executives other than Mr. Parrell, which were unique to each executive.  These goals were generally pre-established, with all Corporate Goals and many Business Unit Goals measured objectively.

Each executive was also assigned Individual Goals for 2020: Mr. Parrell by the Compensation Committee and the other executives by Mr. Parrell and approved by the Compensation Committee.  Individual Goals were assessed subjectively and were intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide thinking, provide for appropriate leadership and succession management or otherwise address developmental needs of individuals or groups within the organization.  In light of the additional burden the COVID-19 pandemic placed on certain business units, the Compensation Committee approved the addition of COVID-19-specific efforts to the Business Unit and Individual Goals of certain executives as the pandemic progressed, as further described for each executive below.

The Annual Incentive Plan rewarded achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance.  Performance against each goal was assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal was assigned a weighting relative to the other annual goals.  Results between Threshold and Target or between Target and Maximum were based on interpolation.  Performance below Threshold would have earned 0%, and performance that exceeded the Maximum would be capped at the Maximum level.  The total annual incentive earned by an executive was the sum of the weighted annual incentive amounts earned with respect to each goal.

To further encourage executive retention and align the interests of our executives with our shareholders, one-half of the annual incentive earned was paid in “Performance Equity Grants” comprised of Share Awards and/or Option Awards.  These Share Awards cliff vest, in full, on the three-year anniversary of the grant date, and Option Awards vest ratably over three years, all subject to continuous employment and retirement provisions.

The other half of the annual incentive earned was paid in cash (the “Performance Bonus”) and/or, at the executive’s option, in the form of immediately vested restricted units or Option Awards.

2020 Annual Incentive Plan Performance Goals
	CEO	Other NEOs
Corporate Goals
• Annual Growth in Same Store Net Operating Income	27.5%	20%
• Normalized Funds from Operations per Share	27.5%	20%
• Leadership	10%	10%
• Normalized G&A and Property Management Costs	10%	10%
Business Unit Goals	0%	30%
Individual Goals	25%	10%
Total:	100%	100%

Long-Term Incentive Plan

The third component of the program in 2020 was the LTI Plan, which allows the executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute Total Shareholder Return (“TSR”) and achievement of Normalized Funds From Operations (“Normalized FFO”) over a forward-looking three-year performance period compared to pre-established quantitative performance metrics.  This plan aligns the interests of our executives directly with the interests of our shareholders.  We refer to such awards subject to settlement under the LTI Plan as “LTI Awards.”  LTI Awards cliff vest, in full, following the three-year anniversary of the grant date, after determination of performance by the Compensation Committee and subject to continuous employment and retirement provisions.  The LTI Awards were granted to executives in January 2020, at the target dollar amounts shown on page 40, covering the three-year performance period from January 1, 2020 through December 31, 2022, with the following pre-established quantitative performance metrics and potential payout levels:

		Performance Level (1)
% of Award	Metric	Threshold	Target	Maximum
35.0%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity Apartments Index (“Nareit Apartment Index”) (2)	-400 bps	0 bps	+400 bps

22.5%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity REIT Index (“Nareit Equity Index”) (2)	-400 bps	0 bps	+400 bps

22.5%	Absolute Company TSR (3)	4%	8%	12%

20.0%	Normalized FFO (4)	$3.59	$3.64-$3.65	$3.72

(1)

Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively.  Results between Threshold and Target or between Target and Maximum are based on interpolation.  Performance below Threshold earns 0% and above Maximum is capped at the Maximum level.

(2)

TSR performance relative to the companies that comprise the Nareit Apartment Index and Nareit Equity Index is measured using the weighted index basis points approach, which measures Company performance using the number of basis points above or below the weighted average of the respective index.  The TSR of each of the companies comprising the Nareit Apartment Index and Nareit Equity Index over the performance period is calculated generally using the same methodology as that used for the calculation of the Company’s TSR as described in footnote 3 below.

(3)

Absolute Company TSR represents the compounded annual return of an investment in common shares of the Company over the performance period, with the beginning share price being the average of the last 20 trading days prior to the beginning of the performance period and the ending share price being the average of the last 20 trading days of the performance period.

(4)

The Threshold, Target and Maximum Normalized FFO performance level metrics were established by the Compensation Committee in March 2020.  The low end of the Target range was equal to the midpoint of the Company’s range for Normalized FFO expectations for the year, as announced on January 28, 2020 as part of the Company’s public earnings release, which was subsequently withdrawn by the Company due to the uncertainty of the COVID-19 pandemic.  Notwithstanding the withdrawal of guidance, this Target level has not been changed for the 2020 LTI Plan.  See page 44 for more information on Normalized FFO and its significance to the Company.  The achievement of this metric will be determined on an annual basis and the average of the three years will be used in the final determination of the LTI Award.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the resulting settlement, if any, of LTI Awards compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall be valued as though the performance period had ended on the date of the Change in Control.

Executives participating in the LTI Plan elect prior to the start of the performance period to settle the LTI Award in restricted shares and/or restricted units.  With respect to an award that will be settled in the form of restricted shares, the Company does not pay the grantee any dividends on such shares during the performance period.  Once the number of restricted shares to be issued, if any, has been determined, the Company will make a cash payment to the grantee in an amount equal to all dividends that would have been paid on those restricted shares had they been outstanding and entitled to dividends during the performance period.

For income tax reasons, grantees of awards that will be settled in the form of restricted units: (i) will be issued restricted units at the time of grant at the maximum amount but such units will be subject to forfeiture (other than the hereinafter described partial distributions paid thereon, which are not subject to forfeiture) at the end of the performance period depending on actual performance and (ii) will be paid a distribution in the amount of 10% of any distributions paid on OP Units during the performance period.  Once the final resulting number of restricted units, if any, has been determined, the Operating Partnership will make a cash payment to the grantee in the amount equal to all distributions that would have been paid on those restricted units had they been outstanding and entitled to distributions during the performance period, less any previously paid partial distributions.

2020 Performance and Compensation

Target Compensation

The following table shows 2020 target compensation for our NEOs, broken out into the three components of the program as described in the preceding pages.  In 2020, target compensation for our NEOs was established prior to the pandemic, at levels generally between the 25th percentile and the market median, recognizing that most of them are newer to their role.  We expect target compensation for our NEOs to adjust over time to align with the general market in a manner commensurate with their performance.

		Annual Incentive Plan		LTI Plan
	Annual Salary	Performance Bonus (1)	Performance Equity Grants (1)(2)	LTI Awards (1)(3)	Total Target Compensation
M. Parrell	$800,000	$1,600,000	$1,600,000	$3,200,000	$7,200,000
R. Garechana	550,000	550,000	660,000	660,000	2,420,000
A. George	700,000	1,050,000	1,050,000	1,400,000	4,200,000
A. Brackenridge	600,000	600,000	630,000	720,000	2,550,000
M. Manelis	650,000	650,000	812,500	812,500	2,925,000

(1)

Amounts shown reflect a hypothetical 100% payout resulting from achieving “target” performance.  Actual payouts will be in a range of 0% to 200% of these amounts, as determined by actual performance results.

(2)	Performance Equity Grants are performance-based annual incentive grants consisting of Share Awards and/or Option Awards.
(3)

LTI Awards covering the three-year performance period from January 1, 2020 to December 31, 2022, subject to settlement at the end of the three-year period.  For an example of how the settlement will be calculated, see “Final Results of the 2018-2020 LTI Plan – Alignment of Pay and Performance” beginning on page 51.

Pay Mix

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on performance should also increase.  Accordingly, a significant portion of our executives’ total target compensation was outside of base salary and therefore determined on the basis of performance:  approximately 89% for Mr. Parrell and an average of 79% for the other NEOs.  Furthermore, approximately 44% of Mr. Parrell’s target compensation and an average of 29% of the target compensation of the other NEOs was comprised of LTI Awards and totally dependent on the Company’s relative and absolute TSR and Normalized FFO over a forward-looking three-year performance period.

2020 TARGET COMPENSATION MIX

AVERAGE 2020 TARGET COMPENSATION MIX

Company Highlights

As previously described, the start of the COVID-19 pandemic in 2020 instantly changed the priorities for the Company’s executive management team, as reductions in demand significantly impacted our ability to generate revenue growth.  Driven by our corporate purpose of “Creating communities where people thrive,” the health and safety of our residents and employees became our top focus, and the Company swiftly pivoted to our true highlights of the year:  ensuring that our properties remained open and operating in a safe manner, and providing our employees with the resources they needed to support their physical, mental and financial well-being.  Our long track record of strategic capital allocation, balance sheet stability, and proactive expense management helped us deliver on these commitments throughout the year.  More specifically, we:

•

Rapidly developed a successful and comprehensive COVID-19 response plan to help ensure the health and safety of our employees and residents, including a massive procurement, distribution and training effort with regard to PPE and cleaning equipment;

•	Ensured our IT systems and hardware were highly reliable such that:
o	our financial systems would continue functioning smoothly;
o	employees could seamlessly work remotely when necessary; and
o	our residents and potential new residents would have touch-free, socially-distanced interactions as much as possible;
•

Increased executive outreach to employees throughout the organization, with an unprecedented number of “town hall” meetings, video calls and other forums where employees could hear current updates on the Company’s response to the pandemic and ask questions of the executive team; and

•	Communicated early and often with investors through press releases that provided operating updates at various points throughout the pandemic.

In addition to these pandemic-related achievements, in 2020 we also:

•

Sold $1.1 billion of operating properties at a weighted average Disposition Yield (as defined in the Supplemental Appendix on page 82) of 4.5%, which we believe improved portfolio quality and long-term returns. The assets sold at 100% of the net asset value ascribed to them prior to the COVID-19 pandemic and generated an Unlevered IRR (as defined in the Supplemental Appendix on page 83) of 10.2%.

•	Stabilized two projects totaling approximately $112.2 million of development costs at a Development Yield (as defined in the Supplemental Appendix on page 82) of 4.93%.
•

Continued to enhance our operating platform by utilizing technology to allow our property teams to interact remotely with current and prospective residents, including a touchless new leasing process and a service process designed to limit contact during the pandemic.

•	Further strengthened our balance sheet by paying down nearly $1.0 billion in the aggregate in debt, addressing the Company’s sole significant 2021 debt maturity.
•	Reduced debt costs by 24 basis points (3.47% weighted average coupon at December 31, 2019 to 3.23% weighted average coupon at December 31, 2020).
•

Received an overall score of 84 in GRESB’s 2020 Real Estate Assessment, an overall measure of how well ESG issues are integrated into the management and practices of companies, the highest score in the Company’s history, and also received five (out of five) stars by GRESB for placing in the top 20% of the benchmark.  In addition, GRESB named the Company a Residential-Americas-Regional Development Sector Leader and a Residential-Americas-Regional Listed Development Sector Leader in ESG in 2020.

•	Were recognized by Newsweek as one of America’s Most Responsible Companies 2020, a list of top performing companies in corporate social responsibility matters in the U.S.
•	Made continued strides on D&I with 67% of our corporate leader hires identifying as ethnically diverse.
•

Achieved a strong Glassdoor average rating of 4.1, which is significantly higher than the average rating of 3.6 for the real estate industry (consisting of 1,190 employers), and had employee retention of 82%, the highest in the Company’s history.

•

Actively encouraged effective solutions to fill the lack of affordable housing in our markets, such as zoning and land use approaches, public/private partnerships and other policies that we believe will create housing as opposed to stifling investment.

Annual Incentive Plan – Corporate Goal Results

Corporate Goal #1: Annual Growth in Same Store Net Operating Income

Threshold – 50% 1.50%	Target – 100% 2.50%-2.75%	Maximum – 200% 4.00%	2020 Results -6.60%	% of Target Achieved 0%

Why is this metric important?  The Company’s primary financial measure for evaluating the operating performance of its apartment properties is Net Operating Income (“NOI”), which represents rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company’s apartment properties.  Comparing NOI on a “same store” basis (i.e., looking at the exact same set of stabilized apartment properties over the periods being compared) helps investors compare the Company’s operating results to the marketplace.

Target:  The 2020 Target for Corporate Goal #1, set before the large-scale outbreak of the pandemic, was for the Company to achieve 2020-over-2019 Same Store NOI growth of 2.50%-2.75%.

Performance:  Actual year-over-year Same Store NOI growth in 2020 was -6.60%, resulting in an achievement of 0% of Target, reflecting underperformance in relation to the Company’s initial expectations as a result of the COVID-19 pandemic.  Pandemic-related reductions in economic activity, which led to declines in occupancy, lower resident renewal levels and a related drop in rental rates, especially in New York, San Francisco and Boston, created an unexpected and highly challenging environment for NOI growth.  This goal was left unchanged by the Compensation Committee, notwithstanding the unforeseen impact of the pandemic.

Corporate Goal #2: Normalized Funds from Operations per Share

Threshold – 50% $3.59	Target – 100% $3.64-$3.65	Maximum – 200% $3.72	2020 Results $3.26	% of Target Achieved 0%

Why is this metric important?  Funds from Operations (“FFO”) is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of depreciated real estate.  The Company uses “Normalized FFO,” which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the Company over a given time period to that of other companies and other time periods in a consistent manner.

Target:  The 2020 Target for Corporate Goal #2, set before the large-scale outbreak of the pandemic, was for the Company to achieve Normalized FFO of $3.64-$3.65 per share.  The low end of the Target range was equal to the midpoint of the Company’s range for Normalized FFO expectations for the year, as announced on January 28, 2020 as part of the Company’s public earnings release, which was subsequently withdrawn by the Company due to the uncertainty of the COVID-19 pandemic.

Performance:  Actual Normalized FFO for 2020 was $3.26 per share, resulting in an achievement of 0% of Target.  The Company’s generation of $3.26 in Normalized FFO per share underperformed the Target primarily as a result of the lower than expected Same Store NOI growth due to the effects of the COVID-19 pandemic as described above.  This goal was left unchanged by the Compensation Committee, notwithstanding the unforeseen impact of the pandemic.

Corporate Goal #3: Leadership

Why is this metric important?  It is a core managerial principle, and a significant part of the “social” component of ESG, that one of the strongest competitive advantages a company can have is an engaged and committed workforce and that fostering a positive employee experience is a contributing factor to the success of a company.  In previous years, this goal consisted solely of measuring employee engagement via an annual employee survey.  Initially in 2020, the Company maintained employee engagement, added employee retention, and for the first time added D&I metrics.  As the pandemic progressed, the Compensation Committee changed the employee engagement component to “Leading Through Adversity” to capture executive management’s response to the COVID-19 pandemic.

One way the Company measures the effectiveness of its executives’ leadership is by assessing objective data relating to employee engagement and D&I efforts through anonymous surveys of our workforce.  After the pandemic began, the Company decided to collect employee feedback through frequent pulse surveys, allowing management to address feedback more immediately, especially in light of hardships experienced by many on a personal level as a result of the COVID-19 pandemic and social unrest.  For Leading Through Adversity and D&I, the scoring reflects the percentage of positive scores received in response to survey questions focused on these areas.  The Leading Through Adversity surveys measured employee perception of leadership’s attention to employee well-being and safety and leadership’s effectiveness during the pandemic.  The D&I survey, consistent with prior year surveys, measured employee perception of the Company’s commitment and accountability with respect to D&I.

Performance Levels:  Initially, the 2020 Target for Corporate Goal #3 was for the Company to achieve (1) an engagement score of 79%, (2) an employee retention score of 77% and (3) a D&I score of 81%.  When the engagement component was changed to Leading Through Adversity, the Target and Maximum levels were made more difficult to enhance incentive and focus around the importance of executive leadership throughout the pandemic.  The employee retention Threshold, Target and Maximum levels also were made more difficult to account for unexpected improved retention levels as a result of the COVID-challenged job market.  The D&I Target remained unchanged but the Threshold and Maximum levels were widened to reflect less predictability in employee expectations as a result of the social unrest in 2020.  The final 2020 Target for Corporate Goal #3 was for the Company to achieve (1) a Leading Through Adversity score of 81%, (2) an employee retention score of 79% and (3) a D&I score of 81%.

Performance:  Actual scoring in 2020 was (1) a Leading Through Adversity score of 77%, (2) an employee retention score of 82% and (3) a D&I score of 79%, resulting in an achievement of 113% of Target based on the average of the three components of Leadership.  Overall, performance on this goal was above Target, led by the Company’s employee retention rate of 82%, the highest in its history.  Moreover, while performance on the other components of this goal were below Target, relatively strong performance in light of the personal hardships and periods of social unrest experienced during 2020 indicates a successful effort to improve engagement and the employee experience by focusing on employee health and safety, employee recognition and company-wide communication (including increased video conference calls and listening sessions hosted by the executive team throughout the year).

Corporate Goal #4: Normalized G&A and Property Management Costs

Threshold – 50% $156.0M	Target – 100% $152.0M	Maximum – 200% $148.0M	2020 Results $143.9M	% of Target Achieved 200%

Why is this metric important?  The Company believes that looking at general and administrative (“G&A”) and property management costs enables investors to analyze the efficiency of the Company’s stewardship of its capital.  This metric, which the Company normalizes to exclude certain non-comparable or duplicative charges (such as costs relating to accounting rule changes), includes the personnel and other overhead costs incurred by the Company to generally manage its operations, investments, finance and legal activities.  The Company monitors this metric carefully as it is a measure of efficiency in managing its business.

Target:  The 2020 Target for Corporate Goal #4 was for the Company to limit its normalized G&A and property management costs to $152.0 million.

Performance:  Actual G&A and property management costs totaled $143.9 million, resulting in an achievement of 200% of Target.  Executive management’s focused approach on overhead, including managing wage pressure at our corporate offices for our highly skilled professionals, continued efficiency and staffing optimization, and deferral and cancellation of projects and activities as a result of the COVID-19 pandemic, resulted in overhead expense that was lower than original expectations.  This reduction was not a result of reductions in workforce.  Notwithstanding the pressure on the Company’s revenues that resulted from the pandemic, executive management refrained from layoffs, furloughs or salary reductions, but instead maintained all employees’ full base salaries and even provided special bonuses to certain on-site employees.  This goal was left unchanged by the Compensation Committee, notwithstanding the unforeseen impact of the pandemic.

Annual Incentive Plan – Performance of the Chief Executive Officer

To determine the amounts of Mr. Parrell’s 2020 Performance Bonus and Performance Equity Grant, the Compensation Committee calculated results on the Corporate Goals, as delineated above, and assigned a score to his Individual Goals.  The independent trustees of the Board then approved such calculations, scores and overall compensation.

Mr. Parrell’s Individual Goals for 2020, which were assigned by the Compensation Committee, included leadership, innovation and strategic initiatives, investor perception and understanding, CEO development, ESG and Equity Values initiatives, as well as monitoring and responding to political risks.  Most significantly for 2020, the Compensation Committee modified Mr. Parrell’s Individual Goals as the pandemic progressed to focus on leadership through this time of heightened financial risk to the Company and health and safety risk to our employees and residents.

In reviewing Mr. Parrell’s performance on his Individual Goals, the Compensation Committee noted the following accomplishments:

•

Outstanding organizational and cultural leadership of the Company through one of the most challenging periods in its history by instilling confidence in the Company’s employees and shareholders through frequent and transparent communications, and by honoring the Company’s purpose by prioritizing the health and safety of employees and residents;

•	The smooth succession of the Chief Investment Officer role and responsibilities;
•

Leading the disposition of $1.1 billion of operating properties at a weighted average Disposition Yield of 4.5%, which the Company believes improved portfolio quality and long-term returns.  The assets sold at 100% of the net asset value ascribed to them prior to the COVID-19 pandemic and generated an Unlevered IRR of 10.2%;

•	Increasing the scope of leasing technology initiatives to ensure leasing activity could continue during the COVID-19 pandemic;
•

Leading the Company’s successful efforts as part of a multifamily industry coalition in California to educate the public regarding the negative effects of rent control and developing more effective techniques to solve affordable housing shortages;

•

Expanding D&I efforts by initiating and participating in listening sessions with employees, supporting the formation of various teams across the Company to discuss problems and solutions and creating a strategy to improve processes and approaches to D&I; and

•	Continued strong employee engagement and retention numbers despite the pandemic-related difficulties and social unrest in 2020.

As a result of the Company’s performance and Mr. Parrell’s contributions in 2020, he received a score of 41.78% of target on the Corporate Goals and a score of 175% of target on his Individual Goals, resulting in an overall weighted achievement of 75.08% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Performance of the Other NEOs

To determine the amounts of the Performance Bonus and Performance Equity Grant for the other NEOs, the Compensation Committee calculated results on the Corporate Goals, and Mr. Parrell, in consultation with the Compensation Committee, assessed each executive’s performance on his Business Unit Goals and Individual Goals for the year and then assigned scores to such goals.

Robert A. Garechana – Executive Vice President and Chief Financial Officer

Mr. Garechana’s Business Unit Goals included appropriately managing the Company’s finance and accounting functions, which include: liquidity, capital planning/management, financial planning and budgeting and overseeing the preparation of the Company’s financial statements and SEC filings.  He was also responsible for the oversight of the Company’s treasury, real estate tax, income tax and investor relations departments and capital markets execution, as well as ESG and Equity Values initiatives.  Moreover, during the COVID-19 pandemic, Mr. Garechana’s goals included ensuring the efficacy of the Company’s financial systems and reporting processes through market disruptions and remote working environments.  His goals also included innovation and strategic initiatives.

Mr. Garechana’s key accomplishments in 2020 included:

•	The smooth movement of financial, audit and accounting systems to remote operations as a result of the COVID-19 pandemic, ensuring consistent collections, recordkeeping and disclosures;
•	Further strengthening the Company’s balance sheet by paying down nearly $1.0 billion in the aggregate in debt, addressing the Company’s sole significant 2021 debt maturity;
•	Closing on a $495.0 million secured loan early on in the COVID-19 pandemic to pay off outstanding commercial paper and reduce financial risk;
•	Implementing additional processes to further support the operations and investment teams in making decisions in response to the COVID-19 pandemic;
•	Improving financial planning, tax preparation, tax and accounting efficiency through deployment of new business intelligence tools; and
•	Reducing debt costs by 24 basis points (3.47% weighted average coupon at December 31, 2019 to 3.23% weighted average coupon at December 31, 2020).

As a result of the Company’s performance and Mr. Garechana’s contributions in 2020, he received a score of 52.22% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 175% of target on his Individual Goals, resulting in an overall weighted achievement of 78.83% of target on his Performance Bonus and his Performance Equity Grant.

Alan W. George – Executive Vice President and Chief Investment Officer (January 1, 2020-August 31, 2020); Executive Vice President – Investments (September 1, 2020-December 31, 2020)

Alexander Brackenridge – Executive Vice President – Investments (January 1, 2020-August 31, 2020); Executive Vice President and Chief Investment Officer (September 1, 2020-December 31, 2020)

The Business Unit Goals for Messrs. George and Brackenridge while serving in their role as Chief Investment Officer included the achievement of strategic transaction goals, new store and same store performance, the achievement of sustainability, renovation and capital expenditure metrics, as well as other ESG and Equity Values initiatives and political advocacy with respect to rent control regulations.  Their goals also included succession management relating to the transition of the Chief Investment Officer role to Mr. Brackenridge and leadership development for the investments team.

Their key accomplishments in 2020 included:

•

The successful transition of the Chief Investment Officer role and responsibilities from Mr. George to Mr. Brackenridge and the successful engagement of the investments department in connection with the transition;

•

Selling $1.1 billion of operating properties at a weighted average Disposition Yield of 4.5%, which the Company believes improved portfolio quality and long-term returns.  The assets sold at 100% of the net asset value ascribed to them prior to the COVID-19 pandemic and generated an Unlevered IRR of 10.2%;

•	Asset management success, including renovating and repurposing apartment units and unused spaces to create additional future value;
•

Leading the Company’s efforts in various markets to educate policy makers and the public regarding the negative effects of rent control and developing more effective techniques to solve affordable housing shortages; and

•	Continuing to execute renovation projects at the budgeted cost despite contractor and supply challenges due to the COVID-19 pandemic.

As a result of the Company’s performance and Mr. George’s contributions in 2020, he received a score of 52.22% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 175% of target on his Individual Goals, resulting in an overall weighted achievement of 78.83% of target on his Performance Bonus and his Performance Equity Grant.

As a result of the Company’s performance and Mr. Brackenridge’s contributions in 2020, he received a score of 52.22% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 175% of target on his Individual Goals, resulting in an overall weighted achievement of 78.83% of target on his Performance Bonus and his Performance Equity Grant.

Michael L. Manelis – Executive Vice President and Chief Operating Officer

Mr. Manelis’ Business Unit Goals included new store and same store revenue and NOI performance, IT initiatives, customer loyalty, innovation, strategic and marketing objectives, as well as ESG and Equity Values initiatives.  Most importantly for Mr. Manelis, as the leader of our on-site operational team, the Compensation Committee modified his Business Unit and Individual Goals to focus on the demanding tasks associated with operating our more than 300 properties during the pandemic in a safe and reliable way consistent with our corporate purpose.

Mr. Manelis’ key accomplishments in 2020 included:

•

Exemplary leadership in developing a comprehensive COVID-19 response plan to ensure the health and safety of employees and residents, including implementing social distancing and other COVID-19 operating measures in common areas, additional cleaning protocols, strategically sourcing and distributing PPE and training employees on the use thereof, and communicating such procedures and expectations to employees and residents;

•	Ensuring IT systems and hardware were in place so that employees could conduct the Company’s business remotely without interruption;
•

Continued enhancement of the Company’s operating platform by utilizing technology to allow the Company’s property teams to interact remotely with current and prospective residents, including a touchless new leasing process and a service process designed to limit contact; and

•	Leading the change in the Company’s leases to include language regarding intolerance for inappropriate and/or racist behavior towards employees, fellow residents and guests.

As a result of the Company’s performance and Mr. Manelis’ contributions in 2020, he received a score of 52.22% of target on the Corporate Goals, a score of 125% of target on his Business Unit Goals and a score of 175% of target on his Individual Goals, resulting in an overall weighted achievement of 86.33% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Actual Performance Bonuses and Performance Equity Grants

The following table sets forth the target Performance Bonus and target Performance Equity Grants established in December 2019 and the actual awards granted in February 2021 with respect to performance under the Annual Incentive Plan in 2020 for each of the NEOs.

	Performance Bonus			Performance Equity Grant
	Target Performance Bonus	% of Target Achieved	Actual Performance Bonus	Target Performance Equity Grant	% of Target Achieved	Actual Performance Equity Grant
M. Parrell	$1,600,000	75.08%	$1,201,280	$1,600,000	75.08%	$1,201,280
R. Garechana	550,000	78.83%	433,565	660,000	78.83%	520,278
A. George	1,050,000	78.83%	827,715	1,050,000	78.83%	827,715
A. Brackenridge	600,000	78.83%	472,980	630,000	78.83%	496,629
M. Manelis	650,000	86.33%	561,145	812,500	86.33%	701,431

Long-Term Incentive Plan

As described above, LTI Awards were awarded in January 2020 to each of the NEOs at the target dollar amounts shown on page 40, covering the three-year performance period from January 1, 2020 through December 31, 2022, with the pre-established quantitative performance metrics and potential payout levels described on page 39.  These LTI Awards remain subject to settlement after the end of the three-year performance period.

Overall 2020 Compensation Target Analysis

In order to provide shareholders with a more complete picture of executive compensation earned in 2020, the following table presents the total compensation paid to our Chief Executive Officer and other NEOs for their service in 2020. As more fully described above, the 2020 total compensation for Mr. Parrell and each of the other NEOs was substantially below 2020 target compensation and 2019 actual compensation due to the impact of the COVID-19 pandemic on the Corporate Goals, which were largely unchanged by the Compensation Committee.

Unlike the Summary Compensation Table (“SC Table”) on page 57 which reports the value of the Share Awards and Option Awards in the year in which they were granted, the table below shows the aggregate value of awards under the Annual Incentive Plan for the year in which they were earned. For this reason, the Compensation Committee believes the amounts shown as “Total Earned Compensation” in the table below are the best measurement of the annual direct compensation earned by the executives in 2020.

	Annual Salary	Annual Incentive Plan (1)	Target LTI Plan (2)	Total Earned Compensation	Target Compensation	SC Table 2020 Compensation (3)
M. Parrell	$800,000	$2,402,560	$3,200,000	$6,402,560	$7,200,000	$7,600,658
R. Garechana	550,000	953,843	660,000	2,163,843	2,420,000	2,327,345
A. George	700,000	1,655,430	1,400,000	3,755,430	4,200,000	4,337,408
A. Brackenridge	600,000	969,609	720,000	2,289,609	2,550,000	2,598,473
M. Manelis	650,000	1,262,576	812,500	2,725,076	2,925,000	2,899,869

(1)	Represents compensation paid for service in 2020, even though paid in February 2021.
(2)

Represents the target grant date fair value of LTI Awards granted in January 2020, which remain subject to earn out at the end of the three-year performance period from January 1, 2020 to December 31, 2022. The actual amounts paid out at the end of the three-year performance period may range from 0% to 200% of the target number of such awards. As of December 31, 2020, the LTI Awards were valued at 20.00% of the target grant.

(3)	As reflected in the SC Table on page 57.

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, and that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company.

Final Results of the 2018-2020 LTI Plan – Alignment of Pay and Performance

In January 2018, the Company issued LTI Awards under its 2018 Executive Compensation Program which allowed each executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute TSR and achievement of Normalized FFO over a forward-looking three-year performance period compared to pre-established quantitative performance metrics.  The following tables show the performance metrics and ultimate 61.23% achievement for the LTI Awards at the completion of the three-year performance period from January 1, 2018 through December 31, 2020 and the resulting Share Awards.

Determination of Performance of Company TSR and NFFO against Performance Metrics

		2018-2020 Performance Level
% of Award	Metric	Threshold	Target	Maximum	Performance Result	Performance Achievement vs Target	% of Award Achievement
35.0%	Percentile ranking of Company relative to Nareit Apartment Index	-400 bps	0 bps	+400 bps	-342.57 bps	57.18% of Target	20.01%
22.5%	Percentile ranking of Company relative to Nareit Equity Index	-400 bps	0 bps	+400 bps	-187.80 bps	76.53% of Target	17.22%
22.5%	Absolute Company TSR	4%	8%	12%	2.40%	0.00% of Target	0.00%
20.0%	Normalized FFO	(1)	(1)	(1)	(1)	120.00% of Target	24.00%
	TOTAL % OF TARGET ACHIEVED:						61.23%

(1)

Per the 2018 LTI Plan, the achievement of this metric was determined on an annual basis and the average of the three years was used in the final determination of the award. The final result included actual 2018 Normalized FFO of $3.25 per share (160.00% achievement), actual 2019 Normalized FFO of $3.49 per share (200.00% achievement) and actual 2020 Normalized FFO of $3.26 per share (0.00% achievement) for a blended three-year average of 120.00% achievement.

A comparison of this result to prior years illustrates the true variability of the Company’s Executive Compensation Program.  The total percentage of target achieved for the 2016-2018 and 2017-2019 LTI Plans were 30.04% and 147.15%, respectively.  As noted above, the Compensation Committee made no changes to the 2018 LTI Plan notwithstanding the significant negative impact of the COVID-19 pandemic.

Determination of Resulting Share Awards

The following table sets forth the Share Awards for each grantee resulting from the 61.23% achieved as shown above.

	Target Number of Share Awards	Target Value of Share Awards on 1/1/2018 Award Date	Resulting Number of Share Awards	Value of Resulting Number of Share Awards (1)
M. Parrell	19,292	$1,200,000	11,812	$734,706
R. Garechana (2)	—	—	—	—
A. George	19,292	1,200,000	11,812	734,706
A. Brackenridge (2)	—	—	—	—
M. Manelis (2)	—	—	—	—

(1)

The value of the Share Awards is calculated by multiplying the resulting number of Share Awards by the original grant date fair valuation of $63.86 for restricted shares or $62.20 for restricted units.

(2)	Messrs. Garechana, Brackenridge and Manelis transitioned to their current roles during 2018, 2020 and 2018, respectively, and therefore were not participants in the 2018 LTI Plan.

2018 Actual Compensation – Annual Incentive Plan and LTI Plan

With the determination of the 2018-2020 LTI Awards now final as shown above, we can provide shareholders with a complete picture of actual NEO compensation achieved for service in the year 2018 in relation to target, clearly illustrating the variability of compensation and link between pay and performance:

	Annual Salary	Annual Incentive Plan		LTI Plan (1)	Total Achieved Compensation	Target Compensation	% of Target Achieved
M. Parrell	$630,770	$2,767,800	(2)	$734,706	$4,133,276	$4,000,000	103.33%	(4)
A. George	600,000	2,282,400	(3)	734,706	3,617,106	3,600,000	100.48%	(5)

(1)	The value of the LTI Awards is calculated by multiplying the number of Share Awards resulting from the ultimate 61.23% achievement under the 2018 LTI Plan by the original grant date valuation.
(2)	Mr. Parrell achieved 131.80% of target on his Performance Bonus and his Performance Equity Grant in 2018.
(3)	Mr. George achieved 126.80% of target on his Performance Bonus and his Performance Equity Grant in 2018.
(4)	As a comparison, Mr. Parrell’s equivalent percentage of target achieved for 2017 and 2016 was 133% and 67%, respectively.
(5)	As a comparison, Mr. George’s equivalent percentage of target achieved for 2017 and 2016 was 134% and 67%, respectively.

Messrs. Garechana, Brackenridge and Manelis were not participants in the 2018 LTI Plan and thus have been omitted from the table above.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally recognized independent compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs (by capitalization).

The Compensation Committee believes that the use of peer market data is important in developing an optimal compensation program.  The Compensation Committee and FPL consider qualitative factors (such as tenure and experience in the role), external market data and internal equity in making both individual and plan-level compensation decisions.  While the Compensation Committee does not target a specific percentile range within the peer group, this benchmarking data provides a reference point in determining whether pay magnitudes and designs are appropriate when ultimately making compensation decisions.

The Compensation Committee reviews the peer group annually to ensure the included companies still serve as appropriate comparisons to the Company.  Target compensation and incentive opportunity levels are continuously evaluated and are adjusted when appropriate, to ensure market comparability.

FPL performed its annual executive compensation study in 2020, which showed that compensation of our Chief Executive Officer and the remaining executive team generally ranked between the 25th percentile and the median of the peer group data.  While the executive team is increasing in tenure, it remains relatively less tenured than the peer group due to a number of recent promotions.  FPL found that the Company’s executive performance and pay are aligned on both a three-year and five-year basis.  As such, we expect target compensation for our NEOs to adjust over time to align with the general market in a manner commensurate with their performance.

Peer	Industry	UPREIT Market Capitalization	Total Capitalization
American Tower Corporation (REIT)	Cell Towers	$99.7 billion	$137.1 billion
Prologis, Inc.	Industrial	$75.8 billion	$96.7 billion
Equinix, Inc. (REIT)	Data Centers	$63.7 billion	$77.6 billion
Simon Property Group, Inc.	Regional Mall	$32.1 billion	$59.5 billion
Digital Realty Trust, Inc.	Data Centers	$40.2 billion	$56.1 billion
Public Storage	Self-Storage	$40.4 billion	$47.0 billion
Welltower Inc.	Health Care	$27.1 billion	$42.2 billion
Boston Properties, Inc.	Office	$16.4 billion	$31.8 billion
Equity Residential	Multifamily	$22.9 billion	$31.3 billion
Ventas, Inc.	Health Care	$18.5 billion	$30.8 billion
AvalonBay Communities, Inc.	Multifamily	$22.4 billion	$30.1 billion
Invitation Homes Inc.	Specialty	$16.9 billion	$25.0 billion
Essex Property Trust, Inc.	Multifamily	$16.0 billion	$22.5 billion
Mid-America Apartment Communities, Inc.	Multifamily	$15.0 billion	$19.7 billion
UDR, Inc.	Multifamily	$12.3 billion	$17.6 billion
Vornado Realty Trust	Office	$7.6 billion	$17.1 billion
Host Hotels & Resorts, Inc.	Hotel	$10.4 billion	$16.6 billion
Camden Property Trust	Multifamily	$9.9 billion	$13.1 billion
Apartment Investment and Management Company (1)	Multifamily	$5.4 billion	$9.8 billion

Source: S&P Global, data as of December 31, 2020.

(1)

In setting 2020 executive compensation, the Company utilized Apartment Investment and Management Company (Aimco) as a peer. In December 2020, Aimco separated into two companies, Aimco and Apartment Income REIT Corp. (AIRC). For purposes of the above peer group, Aimco’s UPREIT market capitalization and total capitalization are shown as of the third quarter 2020, which reflects the valuation prior to the spin-off.

To maintain the independence of the firm’s advice, FPL did not provide any services for the Company other than those described here.  The Compensation Committee conducted a conflict of interest assessment for 2020 services, and no conflict of interest on the part of FPL was identified.

Compensation Clawback Policy

The Board has adopted a formal executive compensation clawback policy.  If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement, other than due to a change in applicable accounting methods, rules or interpretations, the result of which is that any performance-based compensation received by an executive during the three-year period preceding the publication of the restated financial statement (the “Awarded Compensation”) would have been lower (the “Actual Compensation”) had it been calculated based on such restated results, the Compensation Committee may seek to recover for the benefit of the Company all or a portion of the after-tax difference between the Awarded Compensation and the Actual Compensation.  The policy is available on the Company’s website at www.equityapartments.com in the Investor section under “Corporate Governance.”

Following the SEC’s adoption of final rules regarding executive recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company will amend its clawback policy, if necessary, to conform with the final rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management.  Based on this review and discussion, we recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Mary Kay Haben, Chair

Connie K. Duckworth

Bradley A. Keywell

Mark S. Shapiro

Stephen E. Sterrett

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our NEOs during the years shown.

Summary Compensation Table

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total Compensation (4)

Mark J. Parrell (5) President & Chief Executive Officer
2020	$800,000	$5,590,828	$0	$1,201,280	$8,550		$7,600,658
2019	800,000	3,383,836	0	2,390,880	13,445		6,588,161
2018	630,770	1,199,962	817,796	1,383,900	15,143		4,047,571

Robert A. Garechana (6) Executive Vice President & Chief Financial Officer
2020	$550,000	$1,208,560	$126,670	$433,565	$8,550		$2,327,345
2019	500,000	937,758	101,089	675,250	13,449		2,227,546
2018	394,970	168,743	56,248	538,900	8,250		1,167,111

Alan W. George (7) Executive Vice President & Chief Investment Officer
2020	$700,000	$3,619,343	$0	$0	$18,065		$4,337,408
2019	700,000	3,932,858	0	0	17,792		4,650,650
2018	600,000	1,408,126	624,631	1,141,200	23,037		3,796,994

Alexander Brackenridge (8) Executive Vice President & Chief Investment Officer
2020	$600,000	$1,344,922	$0	$472,980	$180,571	(9)	$2,598,473
2019	—	—	—	—	—		—
2018	—	—	—	—	—		—

Michael L. Manelis (10) Executive Vice President & Chief Operating Officer
2020	$650,000	$1,453,890	$213,863	$561,145	$20,971		$2,899,869
2019	600,000	1,143,591	181,277	855,300	15,560		2,795,728
2018	521,154	239,990	160,005	724,900	8,250		1,654,299

(1)	Share Awards and Option Awards.
(a)

Annual Incentive Plan and LTI Awards.  The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted under the Company’s Annual Incentive Plan during the listed years for services performed in the prior year and the target grant date fair value of the LTI Awards granted under the LTI Plan during the listed years and which are settled at the end of the applicable three-year performance period.  As further described in the CD&A, the actual amounts paid out at the end of the respective three-year performance periods may range from 0% to 200% of the target number of LTI Awards.  The settlement of the awards under the 2018 LTI Plan is described on pages 51-53 of the CD&A.  The grant date fair value of the 2020 LTI Awards, if earned at the 200% maximum level, for each of the NEOs is:  $6,399,918 for Mr. Parrell; $1,319,966 for Mr. Garechana; $2,799,886 for Mr. George; $1,439,988 for Mr. Brackenridge; and $1,624,912 for Mr. Manelis.  Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option

Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2020, 2019 and 2018.
(b)

Performance Bonuses Paid in the form of Share Awards or Option Awards.  Officers are offered the opportunity to receive some or all of their Performance Bonus in fully vested restricted units or fully vested options as an alternative to cash.  The 2020 and 2019 Performance Bonuses for Mr. George were paid in the form of fully vested restricted units and are included in the Share Awards column.  All fully vested restricted units and fully vested options paid as all or a portion of a Performance Bonus are shown in the year in which the services were performed, even though paid in January or February of the following year.  Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2020, 2019 and 2018.

(2)

Non-Equity Incentive Plan Compensation.  Represents discretionary cash performance bonuses by the Company for the year in which the services were performed, even though paid in February of the following year.  Accordingly, the amounts listed for 2020, 2019 and 2018 consist of Performance Bonuses paid in February 2021, 2020 and 2019, respectively.  Any Performance Bonuses paid in the form of fully vested restricted units or fully vested options as an alternative to cash are included in the amounts shown in the Share Awards and Option Awards columns.

(3)

All Other Compensation.  Represents other benefits provided to the NEOs, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

(4)

Total Compensation.  See “Overall 2020 Compensation Target Analysis” beginning on page 50 for additional information to aid in understanding compensation paid and/or granted with respect to performance during 2020 given the timing of payment of certain Share Awards and Option Awards.

(5)

Mr. Parrell transitioned out of his role as Executive Vice President and Chief Financial Officer on September 4, 2018, and was appointed President on September 4, 2018.  Mr. Parrell was appointed Chief Executive Officer on January 1, 2019.  Mr. Parrell’s reported salary for 2018 reflects a combination of his salary from his 2018 positions.

(6)

Mr. Garechana was appointed as Executive Vice President and Chief Financial Officer on September 4, 2018.  Mr. Garechana’s reported salary for 2018 reflects a combination of his salary from his 2018 positions.

(7)	Mr. George resigned as Chief Investment Officer on August 31, 2020 and transitioned to the role of Executive Vice President – Investments. Mr. George retired on March 31, 2021.
(8)	Mr. Brackenridge was appointed as Chief Investment Officer on September 1, 2020. Mr. Brackenridge’s compensation is not disclosed for years prior to the year in which he became a NEO.
(9)

Represents other benefits provided to Mr. Brackenridge, consisting of: (a) Company matching and contributions (if any) to the Company’s 401(k) plan; (b) a housing allowance of $58,154 and relocation expenses of $50,000; and (c) reimbursement of $63,867 for taxes paid as a result of the foregoing housing allowance and relocation expenses.  Mr. Brackenridge received benefits consisting of a housing allowance, relocation expenses and tax reimbursement due to his relocation to Chicago, the location of the Company’s headquarters, as a result of his appointment as Chief Investment Officer in 2020, and such benefits do not continue into future years.

(10)	Mr. Manelis was appointed as Chief Operating Officer on July 1, 2018. Mr. Manelis’ reported salary for 2018 reflects a combination of his salary from his 2018 positions.

Grants of Plan-Based Awards in 2020

The following table shows the number of Share Awards, Option Awards and LTI Awards granted to the NEOs in the calendar year 2020.

		Number of Share	Number of Option	Estimated Future Payouts of LTI Awards Under Equity Incentive Plan (2)			Grant Date
	Grant Date	Awards Granted (1)	Awards Granted (1)	Threshold (#)	Target (#)	Maximum (#)	Fair Value of Awards (3)
M. Parrell	1/1/20	—	—	22,011	44,022	88,044	$3,199,959
	1/31/20	30,291	—		—		2,390,869
R. Garechana	1/1/20	—	—	4,444	8,888	17,776	659,983
	1/31/20	6,603	17,520		—		675,247
A. George	1/1/20	—	—	9,224	18,447	36,894	1,399,943
	1/31/20	17,192	—		—		1,391,725
A. Brackenridge	1/1/20	—	—	4,953	9,905	19,810	719,994
	1/31/20	7,522	—		—		624,928
M. Manelis	1/1/20	—	—	5,589	11,177	22,354	812,456
	1/31/20	7,856	29,580		—		855,297

(1)

Represents the 2020 grant of Share Awards and Option Awards for services performed in 2019 which were approved by the Board on January 22, 2020.  The Share Awards vest in full on the third anniversary of the grant date, subject to continuous employment and retirement provisions. The Option Awards were granted at an exercise price of $83.08, the closing price of the common shares on the grant date, and vest in equal installments over three years.

(2)

Represents the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on December 19, 2019 and granted in January 2020 for the 2020-2022 performance period.  The target number of LTI Awards is derived by dividing the grant date fair value of such awards by the Monte Carlo value as of the date of the award of $72.69 per restricted unit and $75.89 per restricted share.  For additional information regarding the terms of LTI Awards, including vesting schedule and dividends, see the CD&A.

(3)

The grant date fair value of the Share Awards was calculated based on a price of (i) $78.93 per restricted unit, a 5.0% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk, and (ii) $83.08 per restricted share, the closing price of the common shares on the grant date.  The grant date fair value of the LTI Awards reflects the value of the number of LTI Awards if earned at Target, using a Monte Carlo value as of the date of the award of $72.69 per restricted unit and $75.89 per restricted share. See footnote 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2020 for additional discussion of the assumptions used in calculating grant date fair value of the LTI Awards and the Option Awards.

Outstanding Equity Awards at December 31, 2020

Option Awards				Share Awards		LTI Awards
Number of Unexercised Option Awards		Option Exercise Price	Option Expiration Date (1)	Number of Earned/ Unvested Share Awards	Market Value of Earned/ Unvested Share Awards	Number of Unearned/ Unvested LTI Awards	Market Value of Unearned/ Unvested LTI Awards
Exercisable	Unexercisable			(2)	(3)	(4)	(5)
M. Parrell
29,693	—	$60.76	02/02/27	50,223	$2,977,219	26,953	$1,597,774
38,650	44,325	60.33	02/01/28	—	—	—	—
R. Garechana
2,614	—	64.99	02/04/26	15,479	917,595	3,320	196,810
6,097	3,049	60.33	02/01/28	—	—	—	—
4,180	8,362	72.02	02/01/29	—	—	—	—
—	17,520	83.08	01/31/30	—	—	—	—
A. George
29,933	—	60.76	02/02/27	37,167	2,203,260	19,936	1,181,806
33,855	33,856	60.33	02/01/28	—	—	—	—
A. Brackenridge
5,172	10,344	72.02	02/01/29	21,015	1,245,769	1,981	117,434
M. Manelis
10,668	—	60.76	02/02/27	19,510	1,156,553	4,086	242,218
8,672	8,673	60.33	02/01/28	—	—	—	—
7,497	14,994	72.02	02/01/29	—	—	—	—
—	29,580	83.08	01/31/30	—	—	—	—

(1)

These Option Awards, which were granted 10 years prior to the stated expiration date, vest in equal installments over three years from the grant date (subject to continuous employment/retirement provisions).

(2)	These Share Awards vest in full on the third anniversary of the grant date (subject to continuous employment/retirement provisions).
(3)	Reflects the number of earned/unvested Share Awards multiplied by $59.28, the closing price of the Company’s common shares at December 31, 2020.
(4)

Reflects the number of LTI Awards (which are payable in the form of Share Awards and cliff vest following the three-year anniversary of the grant date, after determination of performance by the Compensation Committee and subject to continuous employment/retirement provisions) granted in (i) January 2018, valued at 61.23% of the target grant, the actual achievement of the 2018 LTI Plan at the end of the three-year performance period at December 31, 2020, as further described on page 52 of the CD&A, (ii) January 2019, valued at approximately 20.00% of the target grant, assuming the three-year performance period from 2019-2021 had terminated and been valued as of December 31, 2020, and (iii) January 2020, valued at approximately 20.00% of the target grant, assuming the three-year performance period from 2020-2022 had terminated and been valued as of December 31, 2020.  The actual number of Share Awards issued will not be determined until the end of the respective three-year performance period.

(5)	Reflects the number of unearned/unvested LTI Awards calculated pursuant to the previous footnote and multiplied by $59.28, the closing price of the Company’s common shares at December 31, 2020.

Option Exercises and Shares Vested During 2020

The following table shows the value realized by the NEOs upon exercise of Option Awards and the vesting of Share Awards during 2020.

	Option Awards		Share Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
M. Parrell	50,000	$1,254,500	25,395	$2,132,418
R. Garechana	14,579	421,566	2,722	225,490
A. George	—	—	43,529	3,638,564
A. Brackenridge	8,271	109,412	7,817	647,560
M. Manelis	—	—	3,133	259,538

(1)	Reflects the vesting of Share Awards granted in 2017 for services performed in 2016 and LTI Awards granted under the 2017 LTI Plan.

Pension Benefits

The Company does not have a pension plan for its executives and therefore, there are no pension benefits to disclose.

Nonqualified Deferred Compensation

The following table shows the current value of the compensation previously earned and deferred by the NEOs to the Company’s employee-funded SERP during 2020.  As the Company does not make contributions to the SERP and does not guarantee any investment return, the balances shown are comprised entirely of contributions made by the NEOs from their salary, Performance Bonus or Performance Equity Grants for prior years and the earnings on those amounts.

	Executive Contributions in 2020 (1)	Company Contributions in 2020	Earnings (Losses) in 2020	Withdrawals in 2020	Balance at December 31, 2020 (2)
M. Parrell	$877,264	$0	$1,137,864	$0	$9,595,594
R. Garechana	258,284	0	175,201	0	1,088,379
A. George	0	0	632,353	0	6,574,478
A. Brackenridge	0	0	321,217	0	1,912,830
M. Manelis	42,765	0	371,709	0	2,145,226

(1)	All amounts contributed by a NEO in 2020 have been included as Salary in 2020 or Non-Equity Incentive Plan Compensation (i.e., Performance Bonus) for service in 2019 in the Summary Compensation Table.
(2)

All amounts contributed by a NEO in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a NEO in such year for purposes of the SEC’s executive compensation disclosure rules.

The SERP allows all Company employees with annual total cash compensation of $130,000 or more to defer receipt of up to 25% of their base salary and up to 100% of their cash Performance Bonus and incentive compensation.  Any of this deferred cash compensation is deposited by the Company directly with the independent trustee of the SERP, and invested, at the option of the participant, in a limited number of independent mutual funds.  The SERP also allows the same eligible employees to defer receipt of restricted shares.  Deferral elections are generally made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the SERP will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death, change in control or, in some cases, a one-time distribution at or after age 50.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control/Severance Agreements

The Company has Change in Control/Severance Agreements (the “CIC Agreements”) with Messrs. Parrell, Garechana, Brackenridge and Manelis that entitle them to receive certain severance payments upon termination of employment following a Change in Control.  The Company had a CIC Agreement with Mr. George until his retirement on March 31, 2021, on the same terms as summarized below for Mr. Parrell.

The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition.  A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that Mr. Parrell is dismissed without Cause or resigns for Good Reason (all such terms are defined in the CIC Agreements) during the three-year period following a Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and an incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of his annual base salary plus the average of his annual Performance Bonus for the last three calendar years.  In the event that Messrs. Garechana, Brackenridge or Manelis is dismissed without Cause or resigns for Good Reason during the two-year period following a Change in Control, such executive will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the executive’s target annual Performance Bonus and target Performance Equity Grant.

Each NEO is also entitled to continued medical, dental, life and disability benefits for 2.25 years.  If any payments made to Mr. Parrell would result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“IRC”), he would become entitled to receive a tax reimbursement that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.  The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.

If any payments or benefits received or to be received by Messrs. Garechana, Brackenridge or Manelis would subject the executive to the excise tax imposed by the IRC, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction of pay or benefits would result in a greater net after-tax amount for the executive.  If not, the executive’s payments and benefits would be subject to excise tax.  This provision is commonly referred to as a “modified cutback.”

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony involving fraud or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonably assigned duties for more than 30 days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company.  A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s primary office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each NEO under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2020.  Note that Mr. George is excluded from the Change in Control scenario since he retired on March 31, 2021.

Event	M. Parrell	R. Garechana	A. George	A. Brackenridge	M. Manelis
Change in Control with termination without Cause:
• Cash Severance (1)	$5,244,435	$3,960,000	—	$4,117,500	$4,753,125
• Accrued Bonus and LTC (2)	3,200,000	1,210,000	—	1,230,000	1,462,500
• Healthcare Benefits (3)	60,866	18,777	—	41,639	58,328
• Excise Tax Gross-Up (4)	4,335,118	—	—	—	—
Total:	$12,840,419	$5,188,777	—	$5,389,139	$6,273,953

Change in Control without termination; Death or Disability; Voluntary Resignation; Termination for Cause:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Healthcare Benefits	—	—	—	—	—
• Excise Tax Gross-Up	—	—	—	—	—
Total:	—	—	—	—	—

Retirement:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Healthcare Benefits (5)	—	—	$559,607	—	—
• Life Insurance Benefits (6)	—	—	—	—	—
Total:	—	—	$559,607	—	—

(1)

The cash severance due Mr. Parrell is 2.25 times the sum of base salary and average Performance Bonus paid in the last three calendar years.  The cash severance due Messrs. Garechana, Brackenridge and Manelis is 2.25 times the sum of base salary, target Performance Bonus and target Performance Equity Grant.

(2)

Represents the target Performance Bonus and the target Performance Equity Grant of Share Awards and Option Awards under the Annual Incentive Plan for services performed in 2020, which otherwise would have been paid in 2021.

(3)	Represents the cost of the continuation of healthcare benefits for the applicable time periods described above.
(4)

Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain Change in Control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s Form W-2 compensation.  The Company has agreed to reimburse Mr. Parrell pursuant to the CIC Agreement for those excise taxes as well as any income and excise taxes payable by him as a result of any reimbursements for such taxes.  The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.  The amount shown takes into account acceleration of unvested equity awards disclosed below.

(5)	For Mr. George, who retired on March 31, 2021 under the age 62 retirement provisions, this amount reflects the additional healthcare benefits described below in “Other Retirement Agreements.”
(6)	See “Other Retirement Agreements” below for a discussion of benefits Mr. George received upon his retirement.

Pursuant to the Company’s 2019 Share Incentive Plan (the “2019 Share Plan”), effective for grants made after June 27, 2019, an employee will generally receive accelerated vesting of unvested Option Awards and Share Awards only upon the termination of such employee (other than for good cause) at or within 24 months following a Change in Control or upon the death or disability of such employee.  This is commonly referred to as a “double-trigger.”  Under the Company’s prior Share Incentive Plans, in the event of a Change in Control, all of the Company’s employees, and any individual employee who dies or is disabled, receives accelerated vesting of unvested Option Awards and Share Awards.

The following table discloses the value of the accelerated vesting of equity awards issued under the Company’s Share Incentive Plans for each of the NEOs assuming a Change in Control with termination, death or disability or a Change in Control without termination as of December 31, 2020, except as noted below.

Event	M. Parrell	R. Garechana	A. George	A. Brackenridge	M. Manelis
Change in Control with Termination; Death or Disability:
• Unvested equity awards (1)	$4,574,993	$1,114,405	$3,385,066	$1,363,203	$1,398,771

Change in Control without Termination:
• Unvested equity awards (2)	$2,257,442	$617,638	—	$799,865	$800,576

(1)

The dollar amount shown equals the number at December 31, 2020 of outstanding unvested equity awards, including, but not limited to: (i) the number of unvested 2020 LTI Awards valued at approximately 20.00% of target, assuming the three-year performance period from 2020-2022 had terminated and been valued as of December 31, 2020, multiplied by $59.28, the closing price of the Company’s common shares on December 31, 2020; (ii) the number of unvested 2019 LTI Awards valued at approximately 20.00% of target, assuming the three-year performance period from 2019-2021 had terminated and been valued as of December 31, 2020, multiplied by $59.28, the closing price of the Company’s common shares on December 31, 2020; (iii) the actual number of unvested 2018 LTI Awards resulting from the settlement of such awards at the completion of the three-year performance period from 2018-2020, multiplied by $59.28, the closing price of the Company’s common shares on December 31, 2020; and (iv) restricted units whose capital accounts had not yet reached a specified target for federal income tax purposes and thus are forfeitable, valued at the closing price of the Company’s common shares on December 31, 2020.  For Mr. George, the dollar amount reflects the amount of equity awards that would have vested on December 31, 2020 pursuant to the age 62 retirement provisions described below in “Retirement Benefits” had he retired on December 31, 2020.

(2)

The dollar amount shown equals the number at December 31, 2020 of outstanding unvested equity awards issued under the Company’s 2011 Share Incentive Plan, including, but not limited to:  (i) the number of unvested 2019 LTI Awards valued at approximately 20.00% of target, assuming the three-year performance period from 2019-2021 had terminated and been valued as of December 31, 2020, multiplied by $59.28, the closing price of the Company’s common shares on December 31, 2020; and (ii) the actual number of unvested 2018 LTI Awards resulting from the settlement of such awards at the completion of the three-year performance period from 2018-2020, multiplied by $59.28, the closing price of the Company’s common shares on December 31, 2020.

Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

•	Distributions of plan balances under the Company’s SERP as shown in the Nonqualified Deferred Compensation table; and
•

Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including:  (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement Benefits

While the Company has no mandatory retirement age for employees, the Company’s Share Incentive Plans do provide for certain benefits for employees upon voluntary retirement at or after age 62 or upon meeting certain age/length of service requirements.  For employees hired prior to January 1, 2009 and, effective with the 2019 Share Plan, who were at least 59 years old as of February 1, 2019 (“age 62 eligible employees”), retirement will mean the voluntary termination of employment (other than for good cause (defined below)): (i) at or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70 (defined below).  For all other employees, retirement will mean the voluntary termination of employment (other than for good cause) after meeting the requirements of the Rule of 70.

“Good cause” includes, but is not limited to, the grantee’s engaging in conduct which (i) breaches his or her duty of loyalty to the Company, (ii) is injurious to the Company or a subsidiary thereof or (iii) disparages the Company, any subsidiary thereof or any of their respective officers or trustees.

The “Rule of 70” is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of retirement equals or exceeds 70. In addition, the employee must give the Company at least six months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions.  On March 31, 2021, Mr. George retired under the age 62 retirement provisions. The Rule of 70 does not apply to trustees.

For age 62 eligible employees who retire at or after age 62 or for trustees who retire at or after age 72, such individual’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period.  For all other employees (and those age 62 eligible employees who choose to retire prior to age 62), upon retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions.  If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option

Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Other Retirement Agreements

Mr. George entered into a Split Dollar Life Insurance Agreement with the Company in December 1997, pursuant to which the Company purchased a split dollar life insurance policy for Mr. George with death benefits of approximately $2 million.  Upon Mr. George’s retirement, he was fully vested in the policy and the Company released its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.  The cash surrender value of Mr. George’s policy, in an amount equal to approximately $178,000, vested upon his retirement on March 31, 2021.

The Company also entered into an Executive Retirement Benefits Agreement with Mr. George in February 2001, which provides that upon Mr. George’s qualified retirement, he will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive.  The present value of these payments, assuming termination of employment as of December 31, 2020, is $559,607, and the present value of these payments as of March 31, 2021, the date of his retirement, is approximately $563,000.

The Company entered into a Retirement Agreement with Mr. George in February 2020, pursuant to which Mr. George will be eligible to receive a prorated Performance Bonus in early 2022 for his 2021 service, determined by the Compensation Committee at the same time and in the same manner as for the Company’s other executives.  No severance was payable to Mr. George in connection with his retirement.

CEO Pay Ratio

SEC rules require us to set forth the ratio that annual total compensation for Mr. Parrell bears to the median annual total compensation of the Company’s employees, other than Mr. Parrell.  The Company has approximately 2,600 employees located solely within the United States, with approximately 600 located in the Company’s Chicago headquarters and other corporate offices, and the remaining approximately 2,000 serving our residents every day on-site at our communities.

For purposes of calculating annual total compensation under SEC rules, the Company identified a new median employee as of December 31, 2020.  The median employee was identified by using the same calculation methodology for 2020 total compensation as used for the Chief Executive Officer’s “Total Compensation” as reflected in the Summary Compensation Table, but removing from the calculation any Company matching contributions to the 401(k) plan, as employee participation in such plan varies.  This method was consistently applied to all employees other than the Chief Executive Officer, whose compensation is excluded for purposes of identifying the median employee.  The Company used its actual employee population as opposed to a statistical sampling or other method.

Based on this calculation, the 2020 total compensation for our median employee was $63,212 and the 2020 total compensation for Mr. Parrell as reflected in the Summary Compensation Table was $7,600,658.  The ratio of Mr. Parrell’s compensation to that of the median employee is 120:1.  Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

As an owner and self-operator of over 300 apartment properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies. Rather than outsourcing property management, the Company’s strategy includes self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures.  This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.

Over the last six years, shareholders have approved our Executive Compensation Program by an average of 92.6% support of the votes cast.  As set forth in the CD&A, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between our Chief Executive Officer’s pay and performance.

TRUSTEE COMPENSATION

The compensation of the Company’s trustees (excluding Messrs. Zell and Parrell) consists of an annual cash retainer and Share Awards and Option Awards with values as follows, calculated for the fiscal year from the 2020 Annual Meeting of Shareholders to the 2021 Annual Meeting of Shareholders:

Fees
Annual Retainer
Cash	$80,000
Equity (Share Awards and Option Awards)	160,000
Total:	$240,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	20,000
Governance – Chair	15,000
Audit – Member	10,000
Compensation – Member	10,000
Governance – Member	7,500
Executive – Member	4,000

Generally, the Board reviews its compensation every two years, and June 2020 would have normally been an opportunity for the Board to conduct this review of a potential increase, especially with an increased level of meetings and oversight relating to the Company’s pandemic response.  Notwithstanding this, the trustees chose not to conduct this review in a time of challenging revenues, with the result that these values have not changed since June 2018.

Trustees who are first appointed or elected to the Board after an annual meeting of shareholders receive prorated cash fees and long-term incentive grants for their service until the next annual meeting of shareholders.  The Company also reimburses the trustees for travel and other expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business-related expenses.  Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation.  Trustees are eligible to purchase shares not to exceed $100,000 per year under the Company’s Employee Share Purchase Plan at the discounted purchase price under such plan.  Non-employee trustees do not participate in the Company’s 401(k) plan and do not receive any matching contributions on any trustee compensation.

The following table shows the compensation paid to our non-employee trustees for their service on the Board during the 2020 calendar year.

	Annual Cash Fees	Share Awards (1)		Option Awards (1)	Total
Samuel Zell	—	$3,249,970	(2)	—	$3,249,970
Angela M. Aman (3)	$3,668	80,177		—	83,845
Charles L. Atwood (4)	63,944	—		—	63,944
Raymond Bennett	90,000	159,958		—	249,958
Linda Walker Bynoe	112,500	159,958		—	272,458
Connie K. Duckworth	97,500	159,958		—	257,458
Mary Kay Haben	117,500	159,958		—	277,458
Tahsinul Zia Huque	90,000	159,983		—	249,983
Bradley A. Keywell	90,000	159,958		—	249,958
John E. Neal	114,000	—		$159,998	273,998
David J. Neithercut	84,000	—		159,998	243,998
Mark S. Shapiro	97,500	—		159,998	257,498
Stephen E. Sterrett	119,412	159,958		—	279,370

(1)

For service provided by the Board from the June 2020 Annual Meeting of Shareholders to the June 2021 Annual Meeting of Shareholders, each trustee (with the exception of Messrs. Zell and Parrell) received an annual long-term compensation grant of $160,000 on June 25, 2020, which was allocated at the election of the trustee to any combination of Share Awards and Option Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executives.  All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date.  Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement Benefits” discussion in “Executive Compensation.”  Generally, retirement means termination of service on the Board (other than for good cause) on or after age 72.

The dollar value of the restricted shares was calculated based on the closing price of the Company’s common shares on the grant date of $58.40.  The dollar value of the restricted units was calculated based on a price of $54.49 per restricted unit, a 6.7% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk. The Option Awards were granted at an exercise price equal to the closing share price of the common shares on the grant date of $58.40. The grant date fair value of $5.47 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions:  an estimated time until exercise of 5 years, a volatility of 18.29%, a risk-free interest rate of 0.32% and a dividend yield of 3.15%.

(2)

For Mr. Zell’s services performed in 2020 as Chairman of the Board, his target compensation of $3,250,000 was paid solely in the form of a LTI Award which was awarded in January 2020 and remains subject to settlement at the end of the three-year performance period from January 1, 2020 to December 31, 2022.  The amount shown is the target grant date fair value of the 2020 LTI Award.  As previously described in the CD&A, the actual amount paid out at the end of the three-year performance period may range from 0% to 200% of the target number of the 2020 LTI Award.  The grant date fair value of the 2020 LTI Award, if earned at the 200% maximum level, is $6,499,940.

(3)

Ms. Aman was appointed to the Board on December 17, 2020 and received a long-term compensation grant on December 17, 2020 prorated from the date of her appointment to the Board to the 2021 Annual Meeting of Shareholders in the amount of $80,177, which was comprised of 1,441 Share Awards that vest in full on the first anniversary of the grant date. The dollar value of the restricted units was calculated based on a price of $55.64 per restricted unit, a 6.7% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk.

(4)	Mr. Atwood retired from the Board on June 25, 2020.

The Board’s determination of compensation for Mr. Zell recognizes his importance to our shareholders given his unique skills and abilities as one of the world’s foremost authorities on real estate investment and management and as a globally-recognized expert on public and private capital markets.  Mr. Zell’s incomparable business relationships and more than 50 years of experience in the industry, his devotion of time and almost daily interaction with the Company’s executives regarding strategy, balance sheet management and other high level matters and his attendance at meetings with investors worldwide (or virtually) at the Company’s request, together with his hands-on approach to accessing new investors, governmental relations, crisis management, corporate governance, strategic planning and deal execution provide the Company with unmatched transaction opportunities, ability to attract investment and strategic vision which may not otherwise be available to us and for which the Board believes Mr. Zell’s compensation is appropriate.  In addition, in 2020 Mr. Zell was deeply involved in mentoring and continuing to develop the executives promoted through the Company’s executive succession plan, ensuring continuity of the Company’s strategy and culture, which was of particular importance during the COVID-19 pandemic.  As described above, Mr. Zell’s 2020 compensation was paid in the form of a LTI Award which is 100% performance-based, forward-looking and tied to objective total shareholder return metrics and achievement of Normalized FFO, aligning his compensation with the interests of our shareholders as well as with the efforts of our executives who are also participants in the LTI Plan.  As a participant in the 2018 LTI Plan, Mr. Zell achieved 61.23% of his target award, the same percentage earned by the executives in the 2018 LTI Plan as described on page 52.  This resulted in Mr. Zell earning 31,992 Share Awards, having a value of $1,989,902, in relation to an original target value of $3,250,000.  A comparison of this result to prior years illustrates the true variability of Mr. Zell’s compensation and the clear alignment of Mr. Zell’s compensation with total shareholder returns for the applicable period.  The total percentage of target achieved for the 2016-2018 and 2017-2019 LTI Plans were 30.04% and 147.15%, respectively, which resulted in Mr. Zell earning Share Awards having a value of $976,285 and $4,782,273, respectively.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board.  If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for Cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a 10-year period commencing on the termination date.  Based on current assumptions, the present value of these payments as of December 31, 2020 is $6,449,084.

The Company entered into an Executive Retirement Benefits Agreement with Mr. Neithercut in February 2001 which provides him, after his retirement from the Company, with health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive.  Based on current assumptions, the present value of these payments as of December 31, 2020 is $558,450.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee trustee at December 31, 2020.

	Unvested Share Awards	Unvested and Vested Option Awards
Samuel Zell (1)	50,878	659,198
Angela M. Aman	1,441	—
Charles L. Atwood	—	—
Raymond Bennett	2,739	—
Linda Walker Bynoe	2,739	19,075
Connie K. Duckworth	2,739	—
Mary Kay Haben	2,739	13,260
Tahsinul Zia Huque	2,936	—
Bradley A. Keywell	2,739	20,038
John E. Neal	—	51,123
David J. Neithercut (2)	44,298	2,463,865
Mark S. Shapiro	—	54,915
Stephen E. Sterrett	2,739	2,101

(1)

Includes the number of (a) actual LTI Awards resulting from the settlement of the awards under the 2018 LTI Plan at the end of the three-year performance period from January 1, 2018 - December 31, 2020, (b) the LTI Awards issued in January 2019 and valued at approximately 20.00% of the target grant, assuming the three-year performance period from January 1, 2019 - December 31, 2021 had terminated and been valued as of December 31, 2020 and (c) the LTI Awards issued in January 2020 and valued at approximately 20.00% of the target grant, assuming the three-year performance period from January 1, 2020 - December 31, 2022 had terminated and been valued as of December 31, 2020.  The actual number of Share Awards resulting from the 2019 LTI Plan and the 2020 LTI Plan will not be determined until the end of the respective three-year performance periods.

(2)	Includes the number of actual LTI Awards resulting from the settlement of the awards under the 2018 LTI Plan at the end of the three-year performance period from January 1, 2018 - December 31, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process.  Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditor for 2020, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2020, and Ernst & Young’s evaluation of the Company’s internal controls over financial reporting.  The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards.  Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence.  The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Angela M. Aman

Raymond Bennett

Linda Walker Bynoe

Tahsinul Zia Huque

Stephen E. Sterrett

MATTERS FOR SHAREHOLDER VOTING

Proposal 1 – Election of Trustees

Introduction

At the Annual Meeting, shareholders will be asked to elect twelve trustees to serve until the 2022 Annual Meeting and until their respective successors are duly elected and qualified.  Following the recommendation of the Corporate Governance Committee, the Board has nominated all of the Company’s current trustees: Angela M. Aman, Raymond Bennett, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Tahsinul Zia Huque, John E. Neal, David J. Neithercut, Mark J. Parrell, Mark S. Shapiro, Stephen E. Sterrett and Samuel Zell for election, with the exception of Bradley A. Keywell who will not be standing for re-election as a result of his retirement from the Board.  Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.”  The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Board Composition and Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming Annual Meeting.  The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE.  During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence.

As a result of this review, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, its Chief Executive Officer and President, Mr. Parrell, and its former Chief Executive Officer and President, Mr. Neithercut.  The Board previously determined that Mr. Keywell, who is retiring from the Board at the Annual Meeting, and Mr. Atwood, who served as a trustee until his retirement from the Board at the 2020 Annual Meeting of Shareholders, were independent of the Company and its management within the meaning of the NYSE listing standards.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees.  All of the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required for the election of trustees in an uncontested election.  A majority of the votes cast means that the number of shares voted “for” a trustee’s election exceeds 50% of the total number of votes cast with respect to his or her election.  Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board.  If any incumbent trustee does not receive a majority of the votes cast for his or her election, the trustee is required to tender his or her resignation for the consideration of the Board.  See “Governance of the Company – Board of Trustees – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE twelve TRUSTEE NOMINEES.

Proposal 2 – Ratification of Selection of Independent Auditor

The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal controls over financial reporting for 2021.  Ernst & Young has served as the Company’s independent auditors since 1996, and the Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor.  Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain Ernst & Young include:

•	Ernst & Young’s deep technical expertise and significant institutional knowledge of the Company’s operations and industry;
•	The quality and candor of Ernst & Young’s communications with the Audit Committee and management;
•	Ernst & Young’s independence;
•

The quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•

The appropriateness of Ernst & Young’s fees, Ernst & Young’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Audit Committee Oversight of Independent Auditors

Oversight includes regular executive sessions with Ernst & Young, discussion with Ernst & Young about the scope of the audit, a comprehensive annual evaluation when determining whether to reengage Ernst & Young and direct involvement by the Audit Committee and its chair in the selection of the engagement partner in connection with the mandated PCAOB partner rotation rules.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as independent auditors for 2021 is in the best interests of the Company and its shareholders.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2020 and 2019 are as follows:

Type of Fees:	2020	2019
Audit fees (1)	$1,911,500	$2,137,500
Audit-related fees (2)	34,000	121,750
Tax compliance/preparation fees (3)	237,690	234,187
Tax consulting fees (4)	15,890	—
All other fees	—	—
Total:	$2,199,080	$2,493,437

(1)

Audit fees for the audit of our annual financial statements and internal controls over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.
(3)	Tax compliance/preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.
(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2020 and 2019 and has selected Ernst & Young as independent auditor for 2021.  The Audit Committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2021.  The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services.  Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2021 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required to ratify the selection of Ernst & Young.  If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board.  Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2021 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2021.

Proposal 3 – Approval of Executive Compensation

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement, not less frequently than once every three years.  This is commonly known as a “Say-on-Pay” proposal or resolution, and the Board currently intends for the Company to hold a non-binding, advisory “Say-on-Pay” vote every year.

In deciding how to vote on this proposal, the Board encourages you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections above for a detailed description of our executive compensation philosophy and programs and the compensation decisions the Compensation Committee has made under those programs.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the NEOs, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required for the approval of this advisory resolution.  Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting.  YOUR VOTE IS VERY IMPORTANT.  Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2021 (the “Record Date”).  Each of the shares outstanding on that date is entitled to one vote on each proposal.  As of the Record Date, a total of 372,917,413 common shares were outstanding and entitled to vote. We are making this Proxy Statement and our Annual Report available to shareholders electronically via the Internet at www.proxyvote.com.  On April 22, 2021, we will begin mailing to our shareholders a notice containing instructions on how to access this Proxy Statement and our Annual Report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

Virtual Meeting Matters

Due to the COVID-19 pandemic, and to support the health and safety of our shareholders and employees, the Annual Meeting will be conducted completely in a virtual meeting format, via live audio webcast.  By hosting the Annual Meeting in a virtual format, the Company is able to provide the opportunity for participation by a wider group of our shareholders, while reducing costs.  This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide shareholders the same rights and opportunities to participate as they would have at an in-person meeting.

Access to the Audio Webcast.  To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/EQR2021.  You will need the 16-digit control number which appears on your proxy card, voting instruction form (“VIF”) or Notice Regarding the Availability of Proxy Materials (“Notice”).  In the event that you do not have a control number, please contact your bank, broker or other nominee as soon as possible and no later than Thursday, June 10, 2021, so that you can be provided with a control number and gain access to the meeting.  The Annual Meeting will begin promptly at 8:00 a.m. Central Time on Thursday, June 17, 2021.  Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting, at 7:45 a.m. Central Time.  We encourage shareholders to access the meeting and test the computer audio system prior to the start time.

Submitting Questions.  As part of the Annual Meeting, we will hold a live, online Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to ensure all shareholders are responded to, we will limit each shareholder to one question.  Shareholders of record at the close of business on the Record Date may submit questions in writing during the Annual Meeting via the meeting website.  Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/EQR2021.

Technical Assistance.  If you encounter any difficulties accessing or participating in the virtual Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.

How to Vote

Your vote is important and we encourage you to vote promptly.  Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 16, 2021, and using either method you will be able to confirm that the vote of your shares has been properly recorded.  You may vote in the following ways:

By Internet.  You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice, proxy card or VIF.  If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone.  You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice, proxy card or VIF.  If you vote by telephone, you do not need to return your proxy card or VIF.

By Mail.  If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting.  If you are a shareholder of record or beneficial owner and decide to attend the Annual Meeting virtually, you may vote at www.virtualshareholdermeeting.com/EQR2021 during the meeting. You will be required to use the control number shown on your Notice, proxy card or VIF.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting.  If you have returned valid proxy instructions or attend the meeting and vote via the Annual Meeting website, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares.  A Notice with instructions on how to vote your shares has been provided directly to you by the Company.  If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares.  You will receive instructions from your broker on how to vote your shares.  Other than for Proposal 2, brokers do not have the authority to vote on the proposals unless they have received voting instructions from you.  Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1 and 3 will not be voted.  When a bank, broker or other nominee is unable to vote shares for this reason, it is called a “broker non-vote.”

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting via the Annual Meeting website.  The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name will receive only one Notice, and if paper copies have been requested, only one copy of this Proxy Statement and the Annual Report, unless the Company has received contrary instructions from one or more of the shareholders.  If you no longer wish to receive hard copies or multiple copies, or would prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityapartments.com in the Investor section under “Filings – SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Proposal	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.
2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes cast, in person or by proxy, at the meeting.	Abstentions not counted as votes cast; no impact on outcome. No broker non-votes on this matter.
3. Approval of Executive Compensation	Approval by a majority of the votes cast, in person or by proxy, at the meeting.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by the Company.  The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $17,500, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting.  If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments.  If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary.  All communications will be forwarded to our Lead Trustee.

Shareholder Proposals for the 2022 Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Act for inclusion in the Company’s proxy statement and form of proxy for the 2022 Annual Meeting must be received by the Company by December 21, 2021.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy, including the provision of a written statement that the proponent is able to meet with the Company within the regular business hours of the Company’s principal executive offices, in person or via teleconference, no less than 10 calendar days nor more than 30 calendar days after submission of the shareholder proposal.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2022 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Act, shareholder proposals must be received at our principal executive offices not earlier than November 21, 2021 and not later than 5:00 p.m., Central Time, on December 21, 2021.  Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary.  Although not required, the Company recommends that proposals be mailed by a recognized overnight courier.  Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company.  See “Governance of the Company – Board Composition and Trustee Nomination Procedures.”

2020 Annual Report

Additional copies of our 2021 Proxy Statement, 2020 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606 (toll free number:  1-888-879-6356; e-mail: investorrelations@eqr.com) or by accessing “Filings – SEC Filings” in the Investor section of the Company’s website at www.equityapartments.com.

By Order of the Board of Trustees

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 20, 2021

SUPPLEMENTAL APPENDIX

Development Yield.  NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield.  NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Normalized FFO.  Normalized FFO begins with FFO as defined by Nareit and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance.  For reconciliations of net income to FFO and Normalized FFO referenced in the CD&A, see page 44 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. For reconciliations of earnings per share (“EPS”) to FFO per share and Normalized FFO per share referenced in the CD&A, see “Reconciliation of EPS” below.

Reconciliation of EPS.  The following table shows the reconciliation of EPS computed in accordance with accounting principles generally accepted in the United States to FFO per share and Normalized FFO per share for the year ended December 31, 2020.  All data shown is on a per share diluted basis.

Description	Year Ended December 31, 2020
Earnings per share	$2.45
Depreciation expense	2.11
Net (gain) loss on sales	(1.35)
Impairment – operating assets	—

FFO per share	3.21

Impairment – non-operating assets	—
Write-off of pursuit costs	0.02
Debt extinguishment and preferred share redemption (gains) losses	0.10
Non-operating asset (gains) losses	(0.08)
Other miscellaneous items	0.01

Normalized FFO per share	$3.26

Same Store Net Operating Income.  For same store net operating income information, see pages 28 and 29 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Total Budgeted Capital Cost.  Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with accounting principles generally accepted in the United States.

Unlevered Internal Rate of Return (“IRR”).  The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, G&A expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this Proxy Statement should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Equity Residential

EQUITY RESIDENTIAL
TWO NORTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

During The Meeting - Go to **www.virtualshareholdermeeting.com/EQR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

D49669-P51874 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

EQUITY RESIDENTIAL

	For All	Withhold All	For All Except
1. Election of Trustees	☐	☐	☐

Nominees:

01) Angela M. Aman
02) Raymond Bennett
03) Linda Walker Bynoe
04) Connie K. Duckworth
05) Mary Kay Haben
06) Tahsinul Zia Huque
07) John E. Neal
08) David J. Neithercut
09) Mark J. Parrell
10) Mark S. Shapiro
11) Stephen E. Sterrett
12) Samuel Zell

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D01708-P34511 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 24, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time June 24, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. EQUITY RESIDENTIAL 2. Ratification of the selection of Ernst & Young LLP as the Company's independent auditor for 2020. 3. Approval of Executive Compensation. NOTE: In their discretion, the persons appointed as proxies are authorized to vote upon such other matters as may properly come before the meeting. For address change/comments, mark here. (see reverse for instructions) 1. Election of Trustees Nominees: The Board of Trustees recommends you vote "FOR" the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Raymond Bennett 02) Linda Walker Bynoe 03) Connie K. Duckworth 04) Mary Kay Haben 05) Tahsinul Zia Huque 06) Bradley A. Keywell 07) John E. Neal 08) David J. Neithercut 09) Mark J. Parrell 10) Mark S. Shapiro 11) Stephen E. Sterrett 12) Samuel Zell ! ! !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D01709-P34511 EQUITY RESIDENTIAL Annual Meeting of Shareholders - June 25, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES  The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the "Company"), hereby appoint(s) MARK J. PARRELL and SCOTT J. FENSTER, or either of them (the "Representatives"), with full power of substitution in either of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 8:00 a.m., local time, on June 25, 2020,at Two North Riverside Plaza, Suite 2400, Chicago, Illinois 60606, or by remote communication (virtual meeting), in either case and any postponement or adjournment thereof. The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revoke(s) any proxy heretofore given with respect to such common shares. If this proxy card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly.If not otherwise specified, the shares represented by this proxy card will be voted "FOR" all Nominees for Trustee, "FOR" Proposals 2 and 3; and in the discretion of the Representatives in any other matter that may properly come before the meeting or any postponement or adjournment thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side